Exhibit 2.1
Purchase and Assumption Agreement
by and among
Horizon Bank, National Association,
American Trust & Savings Bank of Whiting, Indiana
and
AM TRU Inc.
December 29, 2009

i

Section 13.05 Successors and Assigns	57
Section 13.06 Governing Law	57
Section 13.07 Entire Agreement	57
Section 13.08 Headings	57
Section 13.09 Severability	57
Section 13.10 Waiver	57
Section 13.11 Counterparts	57
Section 13.12 Force Majeure	57
Section 13.13 Schedules	57
Section 13.14 Knowledge	57
Section 13.15 Survival	58
Section 13.16 Transfer Charges and Assessments	58
Section 13.17 Breaches of Agreements with Third Parties	58
Section 13.18 Specific Performance	58

Exhibit A	Account Loans
Exhibit B	Allowance for Loan and Lease Loss Summary
Exhibit C	AM TRU Real Estate
Exhibit D	BOLI Insurance
Exhibit E	Contracts
Exhibit F	Deposits in Excess of $100,000
Exhibit G	Fixed Assets
Exhibit H	Insurance Business and ATIS Assets
Exhibit I	Liquid Assets
Exhibit J	Loans
Exhibit K	Prepaid Expenses
Exhibit L	Seller Real Estate
Exhibit 2.01(A)	Purchase Price Calculation
Exhibit 2.01(D)	Excluded Loan Participations and Assets
Exhibit 2.02(A)	Assignment and Assumption Agreement
Exhibit 3.01(A)	Forms of Corporate Warranty Deed
Exhibit 3.01(B)	Forms of Vendor’s Affidavit
Exhibit 3.02(A)	Bill of Sale and Assignment
Exhibit 3.10	Retirement Account Transfer Agreement
Exhibit 5.13(B)	Deposits
Exhibit 7.02	Form of Voting Agreement
Exhibit 7.15(A)	Noncompetition and Nonsolicitation Agreement for Philip J. Grenchik, Sr.
Exhibit 7.15(B)	Nonsolicitation Agreement for David J. Dolak
Exhibit 7.19	Form of Indemnification Escrow Agreement
Exhibit 7.26(B)	Form of Closing Note
Exhibit 7.26(C)	Form of Security Agreement
Exhibit 7.26(E)	Certain Participation Loans
Exhibit 9.02(D)(14)	Limited Power of Attorney
Exhibit 9.02(N)	Data Processing Contracts
Exhibit 9.02(Q)	Legal Opinion

Purchase And Assumption Agreement
     This Purchase and Assumption Agreement (“Agreement”) is made and entered into as of this 29th day of December, 2009, by and among American Trust & Savings Bank of Whiting, Indiana (“Seller”), an Indiana commercial bank having its home office in Whiting, Indiana, Horizon Bank, National Association (“Buyer”), a national banking association organized under the laws of the United States of America and having its home office in Michigan City, Indiana, and AM TRU Inc. (“AM TRU”), an Indiana corporation having its home office in Whiting, Indiana.
RECITALS
     WHEREAS, Buyer desires to acquire certain assets and assume certain liabilities of Seller and of AM TRU, and Seller and AM TRU desire to transfer to Buyer such assets and liabilities, all as described in more detail below; and
     WHEREAS, Buyer desires to operate the Home Office (as defined below) and Branch Offices (as defined below) of Seller as branches of Buyer;
     NOW THEREFORE, for and in consideration of the premises and the mutual agreements, representations, warranties and covenants herein contained, the parties, intending to be bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.01 Definitions. In addition to the terms defined elsewhere in this Agreement, as used herein, the following terms have the definitions indicated:
     “Account Loans” are those savings account loans and NOW, checking and other transaction account lines of credit associated with Deposits domiciled at the Home Office and the Branch Offices which consist of (i) all loans secured solely by Deposits, if any, and (ii) any overdraft, checking balances or checking account line of credit loan balances, if any, together in each case with all Accrued Interest. The Account Loans as of September 30, 2009, are set forth on Exhibit A.
     “Accrued Interest” on any Account Loans or Loans means interest that is accrued but not received through the close of business on the Closing Date and on Deposits means interest that is accrued but unposted through the close of business on the Closing Date.
     “ACH Items” means automated clearing house debits and credits including social security payments, federal recurring payments, and other payments debited and/or credited to or from Deposit accounts pursuant to arrangements between the owner of the account and third party initiating the credits or debits.
     “Affiliate” of a party means any person, partnership, corporation, association or other legal entity directly or indirectly controlling, controlled by, or under common control with that party.

     “Allowance” means the specific and general reserves applicable to the Loans as determined by Seller in accordance with GAAP. Such Allowance as of September 30, 2009, with respect to each Loan is set forth on the Allowance for Loan and Lease Loss Summary attached hereto as Exhibit B.
     “AM TRU IP” means the name “American Trust & Savings Bank” and all derivations thereof to which Seller or AM TRU have any rights and other intellectual property, including websites, domain names and IP addresses, used by Seller solely in the conduct of its banking business; it does not include the names “American Trust Investment Services” and “American Trust Insurance Services,” together with any logos and tag lines, websites, domain names and IP addresses used in connection with the Insurance Business or the business of ATIS.
     “AM TRU Real Estate Loan” means the mortgage loan from Centier Bank in the principal amount of $945,480.18 at October 15, 2009 secured by the AM TRU Real Estate.
     “AM TRU Real Estate” means the real estate, buildings and fixtures owned by AM TRU as of the date hereof described in Exhibit C attached hereto, upon and at which are located the Home Office and the Branch Offices other than the Porter Branch.
     “APY” means Annual Percentage Yield as defined in Regulation DD, i.e., the total interest earned on a deposit, based on the interest rate and the frequency of compounding for a 365 day period, and expressed as a percentage.
     “APYE” means Annual Percentage Yield Earned as defined in Regulation DD.
     “Assets” means the AM TRU Real Estate and the Seller Assets.
     “ATIS” means American Trust Investment Services, Inc., a subsidiary of Seller.
     “ATIS Assets” means all assets of ATIS used in its investment/brokerage business, which, together with the Insurance Assets, are listed on Exhibit H hereto.
     “Auto Receivable” means a Loan or installment sale contract arising from the purchase of, and secured by, an automobile or light-duty vehicle.
     “BOLI Insurance” means the life insurance policies as to which Seller and its affiliates are the owners and beneficiaries on the lives of Philip J. Grenchik, Sr. and David J. Dolak, including, without limitation, the cash surrender values thereof and prepaids, refunds and other entitlements thereto reflected on the books of Seller and its affiliates, which policies are listed on Exhibit D hereto.
     “Branch Offices” means the branch offices of Seller located at 1300 N. Main Street, Crown Point, Indiana 46307, 1349 Calumet Avenue, Hammond, Indiana 46394, and 100 W. Hwy 20, Porter, Indiana 46394.
     “Business Day” shall mean any Monday, Tuesday, Wednesday, Thursday, or Friday that is not a federal or Indiana state holiday generally recognized by Indiana commercial banks.
     “Business Loan” means a term or revolving Loan to a commercial enterprise secured by personal property or a mixture of real and personal property, or unsecured.
     “Cash on Hand” means all petty cash, vault cash, and teller cash located at the Home Office and the Branch Offices.
     “Closing” and “Closing Date” shall have the meanings assigned to them in Section 4.01 of the Agreement.
     “Closing Note” means the secured promissory note that may be made and delivered by Seller and AM TRU in favor of Buyer pursuant to Section 7.26 hereof.
     “Collection Account” means any account domiciled at the Home Office and Branch Offices through which Seller accepts payments or deposits for credit or deposit to another account domiciled at the Home Office and Branch Offices.
     “Commercial Mortgage Loan” means a Loan secured by a Mortgage on real property used for commercial purposes, including five- or greater unit residential real property.
     “Construction Loan” means a Loan, the proceeds of which are intended to be used substantially to finance the construction of improvements on real property.
     “Contracts” means the service and maintenance agreements, leases of personal and real property, loan, pledge and security agreements relating to borrowings by Seller, and any other agreements, licenses and permits to which Seller is a party (including contracts relating to the Safe Deposit Boxes) listed on Exhibit E hereto; provided, however, that, for purposes of clarification only, such contracts shall not include (1) any “employee benefit plans” as defined in Section 3(3) of ERISA maintained, administered or contributed to or by Seller or employment or consulting agreements to which the Seller is a party, including without limitation, the American Trust & Savings Bank 401(k)/Profit Sharing Plan and Trust (“AM TRU 401(k) Plan”), any stay bonus agreements between Seller and any current or former employee, including David J. Dolak and Kenny Kusbel, and the Salary Continuation Agreement with Philip J. Grenchik, Sr. dated January 1, 2002, (2) unless such contracts are assigned to, and assumed by, Buyer as contemplated in Section 9.02(n), the Metavante data processing contract, the Harland Financial Services item processing/remote capture services contract and any related contracts identified by Buyer, (3) any leases of real property between AM TRU and Seller (“Real Estate Leases”), (4) any supplemental retirement plans or agreements of the Seller or AM TRU (5) any contracts to which ATIS and not Seller is a party and (6) any contracts relating solely to the Insurance Business (collectively, the “Excluded Contracts”). All Excluded Contracts shall be retained by Seller and Buyer assumes no responsibility or liability with respect thereto.
     “Core Deposits” means all Deposits excluding Deposits with balances equal to or greater than $100,000 at the close of business on the Closing Date (except for those Deposits with balances greater than $100,000 which are listed on Exhibit F), all municipal deposits, all brokered certificates of deposit and all inter-company accounts (i.e., cashier’s checks, money orders, accounts payable, etc.).
     “Deposit or Deposits” means a deposit or deposits as defined in Section 3(l)(1) of the Federal Deposit Insurance Act (“FDIA”) as amended, 12 U.S.C. Section 1813(l)(1), including without limitation the aggregate balances of all savings accounts with positive balances domiciled at the Home Office and Branch Offices, including accounts accessible by negotiable orders of withdrawal (“NOW” accounts), other demand instruments, Retirement Accounts, and all other accounts and deposits, together with Accrued Interest thereon, if any.
     “DFI” means the Indiana Department of Financial Institutions.
     “Employee Benefit Plan” means any (a) nonqualified deferred compensation or retirement plan or arrangement that is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.
     “Employee Pension Benefit Plan” means as defined in ERISA Section 3(2).
     “Employee Welfare Benefit Plan” means as defined in ERISA Section 3(1).
     “Encumbrances” means all mortgages, claims, charges, liens, encumbrances, easements, restrictions, options, pledges, calls, commitments, security interests, conditional sales agreements, title retention agreements, leases, and other restrictions of any kind whatsoever.
     “Environmental Laws” are defined in Section 5.19(a).
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Excluded Assets” are defined in Section 2.01(d).
     “Excluded Liabilities” are defined in Section 2.02(d).
     “Fair Market Value” means as to the Liquid Assets of the Seller, the market prices of those bonds and securities as determined by FTN Financial as of the Closing Date, and as to the Real Estate, the fair market value as determined pursuant to Section 2.01(c) of this Agreement.
     “FDIC” means the Federal Deposit Insurance Corporation.
     “Fed Funds Rate” means the rate for that day set forth opposite the caption “Federal Fund (Effective)” in the daily statistical release designated as “Composite 3:30 p.m. Quotations for U.S. Government Securities,” or any successor publication, published by the Federal Reserve Bank of New York.
     “FHLB” means the Federal Home Loan Bank of Indianapolis.
     “Fixed Assets” means all furniture, equipment, trade fixtures, ATMs, office supplies, sales material, Account Loan forms, Deposit account forms, Loan forms and all other forms and similar items used in connection with the Seller’s banking business, and all other tangible personal property owned or leased by Seller, located in or upon the Home Office and Branch Offices or used in the Seller’s business (other than those used in the Insurance Business), and described on Exhibit G hereto, which includes the depreciated book value of those Fixed Assets as of September 30, 2009.

     “GAAP” means generally accepted accounting principles consistently applied by Seller.
     “Governmental Authority” means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.
     “Home Equity Loan” means a closed-end or revolving Residential Mortgage Loan secured by a Mortgage with no lower priority than a second priority on the applicable Mortgaged Property.
     “Home Office” means the home office of Seller located at 1321 119th Street, Whiting, Indiana 46394.
     “Insurance Assets” means the assets associated with the Insurance Business which, together with the ATIS assets, are listed on Exhibit H hereto.
     “Insurance Business” means the Seller’s insurance business relating to property and casualty, life (including fixed annuities) and medical insurance.
     “IRA” means Individual Retirement Account.
     “IRS” means Internal Revenue Service.
     “Liabilities” means the liabilities defined in Section 2.02 hereof.
     “Liquid Assets” means all bonds and other investment securities (including FHLB stock) owned by Seller on the Closing Date. A list of such bonds and investment securities owned as of September 30, 2009 (including the book value and market value thereof), is set forth in Exhibit I hereto.
     “Loan Debtor” and “Loan Debtors” means an obligor or guarantor, including a third party pledgor, with respect to the Loan Documents relating to a Loan.
     “Loan Documents” mean, with respect to each Loan or Account Loan, the constituent documents relating thereto, including, without limitation, the loan application, appraisal report, title insurance policy, promissory note, deed of trust, loan agreement, security agreement, and guarantee, if any.
     “Loan” and “Loans” means all the loans owned by Seller (other than Account Loans and loans included in the Excluded Assets), each of which is either a Construction Loan, a Residential Mortgage Loan, a Commercial Mortgage Loan, an Auto Receivable, a Business Loan or an Unsecured Loan, the Allowance maintained by Seller with respect to the Loans as of the close of business on the Closing Date, and all retained rights of Seller to service previously originated and sold Loans; provided, however, the Loans shall not include any Loans that have been charged off in full against the Allowance prior to the Closing Date. The Loans as of September 30, 2009 are described more fully in Exhibit J hereto.
     “Material Adverse Effect” is defined in Section 5.04 hereof.
     “Mortgage” means a mortgage or deed of trust encumbering real property and, if applicable, fixtures and securing the obligations of a Loan Debtor with respect to a Loan.
     “Mortgaged Property” means real property encumbered by a Mortgage.
     “Multiemployer Plan” means as defined in ERISA Section 3(37).
     “Net Book Value” means the net book value of an asset as shown on the books and records of the Seller as determined in accordance with GAAP.
     “OCC” means Office of the Comptroller of the Currency.
     “OREO” shall mean other real estate owned, as such real estate is classified on the books of Seller.
     “Participation Loans” means certain of the loans owned by Seller that are not being sold to Buyer and are listed on Exhibit 7.26(E).
     “Porter Branch” means the branch office of Seller located at 100 W. Hwy 20, Porter, Indiana 46394.
     “Prepaid Expenses” means the prepaid expenses recorded or reflected on the books of Seller at the close of business on the Closing Date (including, without limitation, prepaid FDIC deposit premiums relating to the Deposits but excluding any prepaid insurance and prepaid expenses related to obligations not be assumed by Buyer) listed or described on Exhibit K hereto.
     “Purchase Price” is defined in Section 2.01(b) hereof.
     “Real Estate” means the AM TRU Real Estate and the Seller Real Estate.
     “Records” means (i) all open records and original documents, located at the Home Office and the Branch Offices or in centralized servicing areas pertaining to the Account Loans, the Loans, Collection Accounts, Safe Deposit Boxes, the Deposits, or the BOLI Insurance, all of which shall comply with all applicable laws, regulations, rules, and business practices with respect to the Account Loans, Loans, Collection Accounts, Safe Deposit Boxes, the Deposits, and the BOLI Insurance acquired from Seller pursuant to this Agreement; and (ii) an account history of all accounts related to Deposits, Account Loans, Loans, Cash on Hand, Liquid Assets, and Safe Deposit Boxes; but shall not include the records and original documents pertaining to the Insurance Business or ATIS and its business. Records includes but is not limited to signature cards, customer cards, customer statements, legal files, pending files, all open account agreements, Account Loan agreements, Retirement Account agreements, Safe Deposit Box records, and computer records.
     “Recurring Debit” means payments made directly from a Deposit account to a third party on a regularly scheduled basis pursuant to arrangements between the owner of the account and the third party receiving the payments directly.
     “Residential Mortgage Loan” means a Loan secured by a Mortgage on one-to four-unit residential real estate.
     “Retirement Accounts” means any Deposit account, generally known as IRAs, Keoghs or SEPs, maintained by a customer for the stated purpose of the accumulation of funds to be drawn upon at retirement.
     “Routing and Telephone Numbers” means the routing number 071911704 of the Seller used in connection with Deposits, upon approval from the Board of Governors of the Federal Reserve System (“FRB”) of the transfer of this number to Buyer under the name Horizon Bank, National Association and the telephone and facsimile numbers associated with the Home Office and the Branch Offices, excluding any telephone numbers used exclusively in the Insurance Business or ATIS in its business.
     “Safe Deposit Boxes” means all right, title and interest of Seller in and to any safe deposit business conducted at the Home Office or the Branch Offices as of the close of business on the Closing Date.
     “Seller Assets” means the Liquid Assets, Seller Real Estate, Fixed Assets, the Account Loans, the Loans, the Loan Documents, the Contracts, the Cash on Hand, the Records, the Safe Deposit Boxes, the Prepaid Expenses, the Routing and Telephone Numbers, the AM TRU IP and the BOLI Insurance; provided, however, that any policy included in BOLI Insurance shall be included in Seller Assets only if the Buyer is reasonably satisfied that Buyer will acquire an insurable interest in the individual whose life is insured by such policy.
     “Seller Real Estate” means the real estate, buildings and fixtures owned by Seller as of the date hereof described in Exhibit L attached hereto, upon and at which are located the Porter Branch.
     “TIN” means Taxpayer Identification Number.
     “Transactions” means the purchase and transfer contemplated by Articles II and III.
     “Unfunded Commitment” means the commitment of Seller to fund additional advances under any Loan, Account Loan or under any new unfunded Loan commitment on and after the Closing Date.
     “Unsecured Loan” means a loan which is not secured by assets of the Loan Debtor or Loan Debtors or any third party.
ARTICLE II
TERMS OF PURCHASE
     Section 2.01 Assets.
     (a) Purchase and Sale. At the Closing and subject to the terms and conditions set forth in this Agreement, Seller shall sell, convey, assign, and transfer to Buyer and Buyer shall purchase and acquire from Seller all of Seller’s right, title, and interest in and to the Seller Assets, and AM TRU shall sell, convey, assign, and transfer to Buyer and Buyer shall purchase and acquire from AM TRU all of AM TRU’s right, title and interest in and to the AM TRU Real Estate.

     (b) Purchase Price. In consideration for the Assets acquired by Buyer under this Agreement, Seller shall pay in cash to Buyer (the “Purchase Price”) at Closing an amount equal to the aggregate amount of the Deposits, plus Accrued Interest thereon, plus the amount of all FHLB advances less:
     (1) the Net Book Value of the Fixed Assets as of the close of business on the Closing Date;
     (2) the Net Book Value as of the close of business on the Closing Date of any Loans and Account Loans (minus all Allowances relating to such Loans and Account Loans);
     (3) the Fair Market Value of the Real Estate as determined by appraisal pursuant to Section 2.01(c) of this Agreement;
     (4) the Fair Market Value of the Liquid Assets owned by Seller as of the close of business on the Closing Date;
     (5) the Cash Surrender Value of the BOLI Insurance as of the close of business on the Closing Date (if the BOLI Insurance is acquired at Closing by the Buyer) decreased by the previously unrecorded accrual on the split-dollar life insurance policy covering the life of Philip J. Grenchik, Sr. (currently estimated to be $161,732);
     (6) the amount of all Cash on Hand at the Home Office and Branch Offices as of the close of business on the Closing Date;
     (7) a premium equal to 3% of the average balance of the Core Deposits for the 30 days ending on the Closing Date; and
     (8) $500,000 to be applied towards certain invoiced Transaction costs at the discretion of Buyer with any excess being allocated to the Assets in the Buyer’s reasonable discretion.
Such payment formula shall be further adjusted in accordance with Section 2.03 hereof, and shall be determined substantially in compliance with Exhibit 2.01(A) (the “Purchase Price Calculation”).
     In the event that the preceding formula results in a positive number, and Seller and/or AM TRU does not have sufficient cash resources to pay the amount owed to Buyer at Closing, and if Buyer and Seller are unable to agree upon a means of satisfying the cash shortfall, such as through possible additional purchases by Buyer of some or all of the Loans on Exhibit 2.01(D), then Seller and AM TRU shall deliver their joint and several promissory note in favor of Buyer and enter into a security agreement with Buyer with the terms and conditions specified in Section 7.26 hereof. In the event the preceding formula produces a negative number, the absolute value of such amount shall be paid by the Buyer to the Seller by wire transfer on the Closing Date, and the Seller shall have no obligation to make any payment to the Buyer. The payment formula referred to above is for the sole purpose of determining the amount of cash transferable at the Closing Date and shall not constitute an allocation of the Purchase Price to any particular asset being transferred or liability being assumed pursuant hereto. Seller shall allocate and pay an appropriate portion of the Purchase Price to AM TRU in consideration for the AM TRU Real Estate after deducting any amounts payable to third parties in connection with such closing towards closing costs and to pay off any Encumbrances.
     (c) Fair Market Value of the Real Estate. The fair market value of the Real Estate shall be equal to its appraised value as determined by Lee & Associates, Inc. The cost of such appraiser shall be shared equally by the Buyer and the Seller.
     (d) Excluded Assets. It is understood and agreed that Seller and AM TRU shall retain, and Buyer shall not acquire, any right or interest in any of the following assets (the “Excluded Assets”): (i) the loan participation interests listed on Exhibit 2.01(D), (ii) the shares of ATIS, (iii) the shares of common stock of the Illinois Business Bank, (iv) the assets listed on Exhibit H and (v) any other assets of Seller and AM TRU not included in the Assets which are listed on Exhibit 2.01(D). In the event of a conflict between Exhibit 2.01(D) and Exhibit J, Exhibit 2.01(D) shall control.
     Section 2.02 Liabilities. Subject to the terms and conditions of this Agreement, Buyer, on the Closing Date, shall assume and agree to pay, discharge and perform when lawfully due, the following obligations debts and liabilities of Seller (the “Liabilities”).
     (a) Deposits and Contracts. Each liability for the payment and performance of Seller’s obligations on the Deposits and the Contracts in accordance with the terms of such Deposits and Contracts in effect on the Closing Date, pursuant to the form of Assignment and Assumption Agreement attached to this Agreement as Exhibit 2.02(A).
     (b) Assumption of Loans and Account Loans. All obligations and duties of Seller under and pursuant to the Loan Documents as of the Closing Date, including, without limitation, the obligation to fund Unfunded Commitments, pursuant to the Assignment and Assumption Agreement attached hereto as Exhibit 2.02(A).
     (c) FHLB Advances. All obligations of Seller relating to advances from the FHLB, pursuant to the Assignment and Assumption Agreement attached hereto as Exhibit 2.02(A).
     (d) Excluded Liabilities. It is understood and agreed that Buyer shall not assume or be liable for (1) any contingent debts, obligations, or liabilities of Seller of any kind and nature whatsoever with respect to actions prior to or after the Closing Date, other than the Contracts, including, but not limited to, any losses or liabilities due to or arising from forgery, fraud, defalcation, or any other improper act or omission, any tax or debt, any liability for unfair labor practices (such as wrongful termination or employment discrimination), any liability or obligation of Seller or AM TRU arising out of any threatened or pending litigation including without limitation any litigation described in the Seller’s Disclosure Schedule, any liability with respect to personal injury or property damage claims, and any liability arising under Environmental Laws with respect to the Excluded Assets, (2) any expenses and liabilities of Seller or AM TRU resulting from the negotiation or consummation of this Agreement or the Transactions, including, without limitation, fees and expenses of counsel, accountants, investment bankers, (3) change in control payments or retention bonuses payable as a result of the negotiation or consummation of this Agreement or the Transactions, (4) any liabilities of Seller or AM TRU for federal, state, county or local income taxes on the Purchase Price, (5) any debt, liability or obligation of Seller arising after the Closing Date (other than those relating to the Liabilities), including any liabilities that may relate to actions of Seller or AM TRU prior to the Closing Date, (6) any liability or obligation under the Excluded Contracts, or (7) any obligation under AM TRU’s trust preferred securities and indenture relating thereto; or (8) the AM TRU Real Estate Loan (as defined in Section 5.05 of this Agreement) (collectively, the “Excluded Liabilities”).
     (e) No Other Debt Obligations or Liabilities Assumed. It is understood and agreed that, except as expressly set forth in this Section 2.02, Buyer shall not assume or be liable for any of the debts, obligations, or liabilities of Seller or AM TRU of any kind and nature whatsoever with respect to any period prior to or after the Closing Date.
     Section 2.03 Pro-Rated Adjustment of Income and Expenses. All utility payments, real and personal property taxes, real and personal property lease payments, and similar expenses and charges relating to the Real Estate, the Assets, all Federal Deposit Insurance Corporation (“FDIC”) premiums and assessments and all other expenses relating to the Deposits assumed, and the operation of the Home Office and the Branch Offices shall be prorated between the parties as of the Closing Date on the basis of a 365-day year. To the extent any such item has been prepaid by the Seller for a period extending beyond the Closing Date, there shall be a proportionate monetary adjustment in favor of the Seller provided the Buyer is permitted to assume or purchase the same for no additional consideration. Any earned but unpaid noninterest income associated with the Home Office or the Branch Offices, except as specifically provided in this Agreement, shall also be adjusted pro rata between the parties as of the Closing Date. All security deposits made by the Seller shall be reimbursed to Seller to the extent the Seller would have had a right thereto at the Closing Date. All expenses relating to the Home Office and the Branch Offices which arise on and after the Closing Date, shall be paid by the Buyer. The proration of real estate and personal property taxes and assessments shall be calculated on the basis of when such taxes and assessments are assessed and become a lien on the real property, with Seller being liable for all taxes due and payable through the Closing Date, which shall be paid on or before the Closing Date, and with Buyer receiving a credit for all taxes accruing through the Closing Date but due after the Closing Date.
     Section 2.04 Adjustments. It is understood that the books and records of the Seller may not be complete as of the Closing Date and that the exact amount or amounts comprising the Purchase Price may not have been included therein as of the Closing Date because items were not posted on the Closing Date, or for other reasons complete information with respect to such items was not otherwise available. The Purchase Price to be paid at Closing will be calculated as accurately as possible at the Closing Date based on the information then available. Within 14 days after the Closing Date, the Seller and the Buyer shall prepare a closing statement setting forth the payment required pursuant to Section 2.01(b) of this Agreement based on the complete information which should be available and the final posting of items which shall have occurred by such date. Each party shall provide the other party full access to its books and records to enable the other party to verify the final calculation of the Purchase Price. Within 10 days after agreement by Buyer and Seller as to this final closing statement, the Buyer shall pay to the Seller or the Seller shall pay to the Buyer, as appropriate, the difference between the amount paid on the Closing Date and the amount required to be paid pursuant to the closing statement, with interest thereon from the Closing Date to the date of payment at the Fed Funds Rate.
ARTICLE III
TRANSFER OF ASSETS
     Subject to the terms and conditions of this Agreement, on and as of the Closing Date, Seller and AM TRU shall assign, transfer, convey and deliver to Buyer the Assets as described in Section 3.01 through Section 3.10 of this Article III.
Section 3.01 Seller Real Estate and AM TRU Real Estate. All of Seller’s right, title and interest on the Closing Date in and to the Seller Real Estate, together with all of Seller’s rights in and to all improvements thereon, and all easements associated therewith, and all of AM TRU’s right, title, and interest on the Closing Date in and to the AM TRU Real Estate, together with all of AM TRU’s rights in and to all improvements thereon, and all easements associated therewith. Seller and AM TRU shall cause Corporate Warranty Deeds and Vendor’s Affidavits in the form of Exhibits 3.01 (A) and (B) to be delivered to Buyer on the Closing Date with respect to the Seller Real Estate and the AM TRU Real Estate, respectively, to effect such transfer. All Real Estate shall be delivered to Buyer free and clear of all Encumbrances (except taxes which are a lien but not yet payable and easements, rights-of-way, and other similar restrictions of record which do not have a Material Adverse Effect on the affected parcel of Real Estate).
     Section 3.02 Fixed Assets.
     (a) All of Seller’s right, title, and interest in and to the Fixed Assets free and clear of all Encumbrances other than the rights of lessors under leases. Seller shall cause a Bill of Sale and Assignment of such property in the form of Exhibit 3.02(A) to be delivered to Buyer on the Closing Date to effect such transfer.
     (b) Exhibit G sets forth the Fixed Assets, including the tangible personal property situated at the Home Office and the Branch Offices including furniture, fixtures, equipment, and ATMs, which schedule identifies each item of such personal property with reasonable particularity, giving the net book value of such item on Seller’s books and describing any Encumbrances thereon. Seller hereby agrees that the personal property to be delivered on the Closing Date shall be substantially the same as the personal property set forth on Exhibit G, ordinary wear and tear excepted, provided, that in the event of material damage to the Fixed Assets, Seller shall have the option to repair or replace such Fixed Assets at Seller’s sole cost and expense. Seller shall assign to Buyer any manufacturer or supplier warranty covering such Fixed Assets.
     Section 3.03 Loans and Account Loans. All Loans and Account Loans (and related Loan Documents) as of the close of business on the Closing Date, as reflected on the books and records of Seller, including Accrued Interest thereon, shall be assigned to Buyer by Seller as of the close of business on the Closing Date pursuant to the Assignment and Assumption Agreement attached hereto as Exhibit 2.02(A).
     Section 3.04 Liquid Assets. All Liquid Assets shall be assigned to Buyer by Seller pursuant to the Bill of Sale and Assignment attached hereto as Exhibit 3.02(A) as of the close of business on the Closing Date.

     Section 3.05 Cash on Hand. All Cash on Hand at the Branch Offices and the Home Office as of the close of business on the Closing Date, pursuant to the Bill of Sale and Assignment attached hereto as Exhibit 3.02(A).
     Section 3.06 Records and Routing and Telephone Numbers. All Records related to the Assets transferred or Liabilities assumed by Buyer hereunder and the Routing and Telephone Numbers shall be delivered and assigned to Buyer as of the close of business on the Closing Date pursuant to the Bill of Sale and Assignment attached hereto as Exhibit 3.02(A).
     Section 3.07 Contracts. All of Seller’s right, title and interest at the close of business on the Closing Date in and to the Contracts pursuant to the Assignment and Assumption Agreement attached hereto as Exhibit 2.02(A).
     Section 3.08 Prepaid Expenses. All of Seller’s right, title and interest as of the close of business on the Closing Date in and to the Prepaid Expenses pursuant to the Bill of Sale and Assignment attached hereto as Exhibit 3.02(A).
     Section 3.09 BOLI Insurance. All of Seller’s right, title and interest as of the close of business on the Closing Date in and to the BOLI Insurance pursuant to the Assignment and Assumption Agreement attached hereto as Exhibit 2.02(A), and any other assignment forms deemed necessary or appropriate to effect such transfer in the judgment of the insurance agent or insurance underwriter for such policies, assuming the Buyer is obligated to acquire the BOLI Insurance at Closing.
     Section 3.10 Retirement Accounts. With regard to each Retirement Account all of the Seller’s right, title and interest in and to the related plan or trustee arrangement, and in and to all assets held by Seller pursuant thereto, pursuant to the Retirement Account Transfer Agreement attached hereto as Exhibit 3.10. Pursuant to the terms of such Retirement Account Transfer Agreement, Buyer agrees to assume all of the fiduciary relationships of Seller arising out of any Retirement Accounts assigned to Buyer pursuant to this Section 3.10, and with respect to such accounts, Buyer shall assume all of the obligations and duties of Seller as fiduciary and succeed to all such fiduciary relationships of Seller as fully and to the same extent as if Buyer had originally acquired, incurred, or entered into such fiduciary relationships. Notwithstanding anything in this Agreement to the contrary, however, Buyer will not assume or be responsible for any act or failure to act of Seller in connection with such Retirement Accounts on or prior to the Closing Date.
     Section 3.11 Allocation. The Buyer and Seller agree that the allocation of the Purchase Price will be made based on the relative fair market value of the assets and liabilities acquired, as required by Section 1060 of the Internal Revenue Code of 1986, as amended, and agree to utilize such allocation for federal income tax purposes (the “Purchase Price Allocation”). Such Purchase Price Allocation shall be mutually agreed to by Buyer and Seller prior to the Closing Date and will be consistently reflected by each party on their federal income tax returns and similar documents, including, but not limited to, Internal Revenue Service Form 8594. No party shall file any document or assert any position that conflicts or is inconsistent with such Purchase Price Allocation, and each party agrees to inform the other promptly upon receipt of any communication from (or forwarding any communication to) the Internal Revenue Service relating to Form 8594. Each party shall cooperate fully with the other in filing Form 8594.

     Section 3.12 Destruction of Property. Seller will give Buyer prompt written notice of (a) any material fire or casualty on any of the Assets, and (b) any actual or threatened condemnation of all or any part of any of the Real Estate. Upon receipt of such notice, Buyer may, in its sole and exclusive discretion, within 14 days of receipt of such notice, elect either to: (x) close this transaction, excluding herefrom the personal property or real property in question and deducting from the Purchase Price an amount equal to Seller’s financial reporting book value thereof; or (y) elect to close this transaction, including therein the personal property or real property in question, in which event Seller shall (i) assign, transfer and set over unto Buyer all right, title and interest Seller has in and to any condemnation award, casualty award, insurance policy, insurance payment, or any manner of payment whatever in any way related to the condemnation or casualty, and (ii) in the event of a casualty, extend Buyer a credit against the Purchase Price in the amount of any deductible carried under any policy of insurance; provided, however, that in the event of a material fire or casualty affecting any Branch Office or the Home Office, Buyer may in its sole discretion, within 14 days of receipt of such notice, elect to terminate this Agreement, in which event neither party shall have any further liability or obligation to the other. For purposes hereof a “material fire or casualty” is one whose cost of repair is reasonably estimated by Buyer to be more than $100,000.
ARTICLE IV
CLOSING
     Section 4.01 Closing Date. The closing (“Closing”) under this Agreement shall be held at such time and place as shall be mutually agreeable to the parties, as promptly as practicable and no later than 15 days after the fulfillment or waiver of all the terms and conditions contained in Article IX of this Agreement.
     The date on which the Closing is to be held is herein called the “Closing Date.” The Closing shall be deemed to occur at 11:59 p.m. Central Standard Time on the Closing Date, and the Home Office and Branch Offices will close for business at 3:00 p.m. Central Standard Time on the Closing Date.
     Section 4.02 Closing Payment. The cash amount owed to Seller by Buyer pursuant to Section 2.01(b) will be paid by Buyer to Seller by wire transfer in immediately available funds on the Closing Date; provided, however, that if the total amount needed by Seller to pay any negative amount of the Purchase Price and to fund its estimated working capital needs is greater than zero, Seller and AM TRU shall deliver the Closing Note to Buyer as contemplated in Section 7.26 hereof.
     Section 4.03 Deliveries by Seller and AM TRU. At or prior to the Closing, Seller and AM TRU shall deliver to Buyer the documents set forth in Section 9.02(d) of this Agreement, and on the Closing Date, Seller and AM TRU shall deliver possession of the Assets to Buyer.
     Section 4.04 Deliveries by Buyer. At or prior to the Closing, Buyer shall deliver to Seller and AM TRU the documents set forth in Section 9.01(c) of this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER AND AM TRU
     On or prior to the date hereof, Seller and AM TRU have delivered to Buyer a schedule (“Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either (i) in response to an express disclosure requirement contained in a provision hereof or (ii) as an exception to one or more representations or warranties contained in this Article V or to one or more of Seller’s or AM TRU’s covenants contained in Article VII.
     Seller and AM TRU, jointly and severally, represent and warrant to Buyer, as follows:
     Section 5.01 Organization and Authority. Seller is a commercial bank organized, validly existing, and in good standing (to the extent applicable) under the laws of the State of Indiana with full power and authority to carry on its business as now being conducted and to own and operate the properties which it owns and/or operates, including the Home Office and the Branch Offices. AM TRU is a corporation duly organized, validly existing under the laws of the State of Indiana with full power and authority to own the AM TRU Real Estate, and is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. Seller has one wholly-owned subsidiary, ATIS, as a for-profit corporation organized under Indiana law. The execution, delivery, and performance by Seller and AM TRU of this Agreement are within their corporate power and have been duly authorized by all necessary corporate action on their part, except for the approval by AM TRU’s shareholders. This Agreement has been duly executed and delivered by Seller and AM TRU and constitutes the valid and legally binding obligation of each of them, enforceable against each of them in accordance with its terms, subject to bankruptcy, receivership, insolvency, reorganization, moratorium or similar laws affecting or relating to creditors’ rights generally and subject to general principles of equity.
     Section 5.02 Conflicts; Consents; Defaults. Except as may be set forth in the Disclosure Schedule, neither the execution and delivery of this Agreement by Seller and AM TRU nor the consummation of the Transactions will (i) conflict with, result in the breach of, constitute a default under or accelerate the performance required by, any order, law, regulation, contract, instrument or commitment to which Seller or AM TRU is a party or by which it is bound, which breach or default would have a Material Adverse Effect on Seller, (ii) violate the charter or bylaws of Seller or AM TRU, (iii) require any consent, approval, authorization or filing under any law, regulation, judgment, order, writ, decree, permit, license or agreement to which Seller or AM TRU is a party, or (iv) require the consent or approval of any other party to any material contract, instrument or commitment to which Seller or AM TRU is a party, in each case other than any required OCC approval of the Transactions and the approval by AM TRU’s shareholders of this Agreement and the Transactions.
     Section 5.03 Financial Information. Except as set forth in the Disclosure Schedule, the audited consolidated balance sheets of Seller as of December 31, 2008 and December 31, 2007, and related audited consolidated income statements and statements of changes in shareholders’ equity and of cash flows for the two years ended December 31, 2008, together with the notes thereto, and the unaudited periodic financial statements of Seller for the nine months ended September 30, 2009, together with notes thereto (if any) (collectively, “Seller Financial Statements”), copies of which have been provided to Buyer, have been prepared in accordance with GAAP (except as may be disclosed therein, and in the case of interim statements, for the absence of footnotes and normal year end adjustments) and fairly present, in all material respects, the consolidated financial position and the consolidated results of operations, changes in shareholders’ equity and cash flows of Seller as of the dates and for the periods indicated.
     Section 5.04 Absence of Changes. Except as set forth in the Disclosure Schedule, since September 30, 2009, no events or transactions have occurred which have resulted in a Material Adverse Effect as to Seller. For purposes of this Agreement, “Material Adverse Effect” means any change, event or effect that is both material and adverse to (1) the financial position or condition, results of operation, future prospects, the Assets or business of the Seller, or (2) the ability of the Seller or AM TRU to perform their respective obligations under this Agreement, other than (A) the effects of any change attributable to or resulting from changes in economic conditions, laws, regulations or accounting guidelines applicable to depository institutions generally or in general levels of interest rates, or (B) employee terminations after announcement of this Agreement. The parties agree that if any of the conditions set forth in Section 9.02(h), Section 9.02(i) and Section 9.02(j) of this Agreement are not met on the Closing Date, such failure to satisfy any such condition shall be deemed to have resulted in a Material Adverse Effect as to Seller.
     Section 5.05 Title to Real Estate. Except as may be disclosed in the Disclosure Schedule, (i) Seller has good, marketable and insurable title, free and clear of all Encumbrances (except taxes which are a lien but not yet payable and easements, rights-of-way, and other restrictions which do not have a Material Adverse Effect on the Seller) to the Seller Real Estate; (ii) AM TRU has good, marketable and insurable title, free and clear of all Encumbrances (except taxes which are a lien but not yet payable and easements, rights-of-way, and other restrictions which do not have a Material Adverse Effect on AM TRU) to the AM TRU Real Estate; (iii) all leasehold interests for any material personal property used by Seller in its business are held pursuant to valid lease agreements; and (iv) all such properties comply in all material respects with all applicable private agreements, zoning requirements and other governmental laws and regulations relating thereto, and there are no condemnation proceedings pending or threatened with respect to such properties.
     Section 5.06 Title to Assets Other Than Real Estate. Seller is the lawful owner of and has good and marketable title to the Loans, Account Loans, Liquid Assets, Cash on Hand, Prepaid Expenses, the Fixed Assets owned by it, and all Records and the BOLI Insurance, free and clear of all Encumbrances other than the lien of the FHLB with respect to certain of the Loans and Account Loans. Each item of tangible personal property included in the Seller Assets is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the ordinary course of Seller’s banking business and to the Seller’s knowledge is free from latent and patent defects. No such item is in need of repair or replacement other than as part of routine maintenance. Delivery to Buyer of the instruments of transfer of ownership contemplated by this Agreement will vest in Buyer good and marketable title to any Loans, Account Loans, the Fixed Assets owned by it, Liquid Assets, Cash on Hand, Prepaid Expenses, all Records, and the BOLI Insurance, free and clear of all Encumbrances, other than the lien of the FHLB.
     Section 5.07 Loans. Seller represents and warrants as to each Loan that, except as may be set forth in the Disclosure Schedule:

     (a) Seller is the sole owner and holder of the Loan and all servicing rights relating thereto. The Loan is not assigned or pledged (other than to the FHLB), and Seller has good and marketable title thereto. Seller has the full right, subject to no interest or participation of, or agreement with, any other party (other than to the FHLB), to sell and assign the Loan to Buyer, free and clear of any right, claim or interest of any person or entity (other than to the FHLB), and such sale and assignment to Buyer will not impair the enforceability of the Loan.
     (b) Except for any Unfunded Commitment, the full principal amount of the Loan has been advanced to the Loan Debtor, either by payment direct to him or her, or by payment made on his or her approval, and there is no requirement for future advances thereunder. The unpaid principal balance of each Loan and the amount of the Unfunded Commitment in each case as of September 30, 2009, is as stated on Exhibit J.
     (c) Each of the Loan Documents is genuine, and each is the legal, valid and binding obligation of the maker thereof. All parties to the Loan Documents had legal capacity to enter into the Loan Documents, and the Loan Documents have been duly and properly executed by such parties.
     (d) All federal, state and local laws and regulations affecting the origination, administration and servicing of the Loans prior to the Closing Date, including without limitation, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity and disclosure laws, have been complied with in all respects. Without limiting the generality of the foregoing, Seller has timely provided all disclosures, notices, estimates, statements and other documents required to be provided to the Loan Debtor under applicable law and has documented receipt of such disclosures, estimates, statements and other documents as required by law and prudent loan origination policies and procedures.
     (e) The Loan Debtor has no rights of rescission, setoff, counterclaims, or defenses to the Loan Documents, except such defenses arising by virtue of bankruptcy, creditors rights laws, and general principles of equity.
     (f) Except as set forth on Exhibit J, as of the date hereof, (i) no Loan is in default, nor, to Seller’s knowledge, is there any event applicable to a Loan where with the giving of notice or the passage of time, would constitute a default; and (ii) no Loan is classified as substandard, doubtful, or loss or is on non-accrual status.
     (g) Seller has not modified such Loan or waived any material provision of or default under such Loan or the related Loan Documents, except in accordance with its customary loan administration policies and procedures. Any such modification or waiver is in writing and is contained in the Loan file.
     (h) Seller has taken all actions to cause each Loan secured by personal property to be perfected by a security interest having first priority or such other priority as is required by the relevant loan approval report for such Loan; and the collateral for each such Loan is owned by the Loan Debtor, free and clear of any Encumbrance except for the security interest in favor of Seller and any other Encumbrance expressly permitted under the relevant loan approval report.

     (i) The Loan Debtor is the owner of all collateral for such Loan.
     Section 5.08 Residential and Commercial Mortgage Loans and Certain Business Loans. Except as set forth in the Disclosure Schedule, Seller represents and warrants as to each Residential Mortgage Loan, Commercial Mortgage Loan and Business Loan that is secured in whole or in part by a Mortgage that:
     (a) The Mortgage is a valid first lien on the Mortgaged Property securing the related Loan (or a subordinate lien if expressly permitted under the relevant loan approval report), and the Mortgaged Property is free and clear of all Encumbrances having priority over the first lien of the Mortgage, except for liens for real estate taxes and special assessments not yet due and payable, easements and restrictions of record, and, in the case of a Home Equity Loan or a Mortgage securing a guarantee of a Business Loan, the permitted lien of the senior mortgage or deed of trust.
     (b) The Mortgage contains customary provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial foreclosure.
     (c) Except as set forth in the Loan file, all of which actions were taken in the ordinary course of business, Seller has not (i) satisfied, canceled, or subordinated the Loan in whole or in part; (ii) released the Mortgaged Property, in whole or in part, from the lien of the Loan; or (iii) executed any instrument of release, cancellation, modification, or satisfaction.
     (d) To Seller’s knowledge, all taxes, government assessments, insurance premiums, water, sewer, and municipal charges, and leasehold payments which previously became due and owing have been paid, or an escrow payment has been established in an amount sufficient to pay for every such item which remains unpaid. Seller has not advanced funds, or induced, solicited, or knowingly received any advance of funds by a party other than the Loan Debtor.
     (e) To Seller’s knowledge, there is no proceeding pending for the total or partial condemnation of the Mortgaged Property and the Mortgaged Property is undamaged by waste, earth movement, fire, flood, windstorm, earthquake, or other casualty.
     (f) To Seller’s knowledge, the Mortgaged Property is free and clear of all mechanics’ liens or liens in the nature thereof, and no rights are outstanding that under law could give rise to any such lien.
     (g) To Seller’s knowledge, all of the improvements which are included for the purpose of determining the appraised value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property, except as allowed by the Seller’s underwriting guidelines.

     (h) The Loan meets, or is exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury, and the Loan is not usurious.
     (i) Each Loan for which private mortgage insurance was required by Seller under its underwriting guidelines is insured by a reputable private mortgage insurance company; each such insurance policy is in full force and effect; and all premiums due thereunder have been paid.
     (j) There is in force a paid-up Lender’s Title Insurance Policy respecting the Mortgaged Property issued by a reputable title insurance company in an amount at least equal to the outstanding principal balance of the related Loan. No claims have been made under such Lender’s Title Insurance Policy, and Seller has not done, by act or omission, anything which would impair the coverage of such Lender’s Title insurance Policy.
     (k) There is in force for each Loan, a hazard insurance policy, including, to the extent required by applicable law, flood insurance, meeting the specifications of FNMA/FHLMC in the case of a Residential Mortgage Loan (other than Home Equity Loans). All such insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid. The Mortgage obligates the Loan Debtor thereunder to maintain the hazard insurance policy at the Loan Debtor’s cost and expense and, on the Loan Debtor’s failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Loan Debtor’s cost and expense, and to seek reimbursement therefor from the Loan Debtor. Seller has not engaged in, and has no knowledge of the Loan Debtor’s having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for therein, or the validity and binding effect of either.
     (l) As to each Residential Mortgage Loan, the Mortgaged Property consists of a one- to four-family (including condominium or PUD projects that meet FNMA/FHLMC guidelines as warranted by Seller), owner-occupied primary residence second home or investment property.
     (m) Except as set forth in the Disclosure Schedule, the Loan was originated and underwritten in the ordinary course of Seller’s business and by an authorized employee of Seller.
     (n) Neither (i) the information presented as factual concerning the income, employment, credit standing, purchase price and other terms of sale, payment history or source of funds submitted to Seller for the purpose of making the Loan, nor (ii) the information presented as factual in the appraisal with respect to the Mortgaged Property, contained, to Seller’s knowledge, any material omission or misstatement or other material discrepancy at the time the information was obtained by Seller.
     (o) All appraisals have been ordered, performed and rendered in accordance with the requirements of the underwriting guidelines of Seller and in compliance, in all material respects, with all laws and regulations then in effect relating and applicable to the origination of Loans, (i) which requirements include, without limitation, requirements as to appraiser independence, appraiser competency and training, appraiser licensing and certification, and the content and form of appraisals, and (ii) which laws and regulations include, without limitation, regulations promulgated by the DFI and the FDIC.
     (p) Substantially all of the Mortgaged Property is located in Lake or Porter Counties, Indiana or contiguous counties.
     (q) To Seller’s knowledge, no Mortgaged Property is contaminated or in violation of any Environmental Law.
     Section 5.09 Auto Receivables. Seller represents and warrants to Buyer as to any Auto Receivable that:
     (a) The Auto Receivable represents a bona fide sale or finance of the vehicle described therein to the vehicle purchaser or owner for the amount set forth therein;
     (b) The vehicle described in the Auto Receivable has been delivered to and accepted by the vehicle purchaser and such acceptance shall not have been revoked;
     (c) The security interest created by the Auto Receivable is a valid first lien in the motor vehicle covered by the Auto Receivable and all action has been taken to create and perfect such lien in such motor vehicle within such time following the date of the Auto Receivable as will afford first priority status;
     (d) The down payment relating to such Auto Receivable has been paid in full by the vehicle purchaser in cash and/or trade as shown in such Auto Receivable, and no part of the down payment consisted of notes or postdated checks.
     (e) The statements made by the vehicle purchaser or owner and the information submitted by the vehicle purchaser or owner in connection with the Auto Receivable are true and complete to Seller’s knowledge;
     (f) Each Auto Receivable complies, in all material respects, with all applicable provisions of laws and regulation which are applicable to the transaction represented by the Auto Receivable.
     (g) Seller has no knowledge of any circumstances or conditions with respect to the Auto Receivable, the related vehicle, the vehicle purchaser or owner, or vehicle purchaser’s or owner’s credit standing that can be expected to adversely affect Seller’s security interest in the Auto Receivable.
     Section 5.10 Unsecured Loans.
     (a) Except as set forth on Exhibit J, no Unsecured Loan has been charged-off under Seller’s normal procedures since December 31, 2008.
     (b) No such Unsecured Loan has been the subject of any bankruptcy since inception.

     Section 5.11 Allowance. Except as set forth in the Disclosure Schedule, the Allowance shown on the Seller Financial Statements as of September 30, 2009, with respect to the Loans is adequate as of such date under the requirements of GAAP to provide for possible losses on items for which reserves were made. The aggregate Loan balances outstanding as of September 30, 2009, in excess of the Allowance as of such date were, as of September 30, 2009, collectible in accordance with their respective terms.
     Section 5.12 Investments. Except as set forth in the Disclosure Schedule, none of the investments reflected in the Seller Financial Statements as of September 30, 2009, and none of the investments made by Seller since September 30, 2009, are subject to any restriction, whether contractual or statutory, which materially impairs the ability of Seller to dispose freely of such investment at any time and each of such investments complies with regulatory requirements concerning such investments.
     Section 5.13 Deposits.
     (a) Seller has delivered to Buyer a true and complete copy of the account forms for all Deposits offered by Seller. Except as listed in the Disclosure Schedule, all the accounts related to the Deposits are in material compliance with all applicable laws, orders and regulations and were originated in material compliance with all applicable laws, orders and regulations.
     (b) Exhibit 5.13(b) is a true and correct schedule of the Deposits prepared as of the date indicated thereon (which shall be updated through the Closing Date), listing by category and the amount of such deposits, together with the amount of Accrued Interest thereon. All Deposits are insured to the fullest extent permissible by the FDIC. Subject to the receipt of all requisite regulatory approvals, Seller has and will have at the Closing Date all rights and full authority to transfer and assign the Deposits without restriction. As of the date hereof, with respect to the Deposits:
     (1) Subject to items returned without payment in full (“Return Items”) and immaterial bookkeeping errors, all interest accrued or accruing on the Deposits has been properly credited thereto, and properly reflected on Seller’s books of account, and Seller is not in default in the payment of any thereof;
     (2) Subject to Return Items and immaterial bookkeeping errors, Seller has timely paid and performed all of its obligations and liabilities relating to the Deposits as and when the same have become due and payable;
     (3) Subject to immaterial bookkeeping errors, Seller has administered all of the Deposits in accordance with applicable fiduciary duties and good and sound financial practices and procedures, and has properly made all appropriate credits and debits thereto; and
     (4) None of the Deposits are subject to any Encumbrances or any legal restraint or other legal process, other than Account Loans or Loans, customary court orders, levies, and garnishments affecting the depositors, all of which Encumbrances (other than Account Loans or Loans) are described on Exhibit 5.13(b).

     Section 5.14 Account Loans.
     (a) Exhibit A is a true and correct schedule of all Account Loans, including the aggregate outstanding principal shown thereon, of the Seller as of the date indicated thereon (which shall be updated through the Closing Date) to be transferred to Buyer hereunder.
     (b) Any and all Account Loans made by the Seller and any extensions, renewals or continuations of such Account Loans were made in accordance with customary lending standards of the Seller in the ordinary course of business, and are secured by deposit accounts which constitute Deposits hereunder. Any Account Loans are evidenced by appropriate and sufficient documentation based upon customary and ordinary past practices of the Seller.
     (c) All Account Loans have been made in accordance with all applicable statutes and regulatory requirements.
     Section 5.15 Contracts. The Disclosure Schedule lists or describes the following:
     (a) Each loan and credit agreement, conditional sales contract, indenture or other title retention agreement or security agreement relating to money borrowed by Seller or AM TRU;
     (b) Each guaranty by Seller or AM TRU of any obligation for the borrowing of money or otherwise (excluding any endorsements and guarantees in the ordinary course of business and letters of credit issued by Seller in the ordinary course of its business) or any warranty or indemnification agreement;
     (c) Each agreement between Seller and any present or former officer or director of Seller (except for deposit or loan agreements entered into in the ordinary course of Seller’s business);
     (d) Each lease or license with respect to personal property involving an annual amount in excess of $10,000 or the AM TRU Real Estate or Seller Real Estate involving Seller or AM TRU whether as lessee or lessor or licensee or licensor;
     (e) The name, annual salary and primary department assignment as of November 30, 2009, of each employee of Seller and any employment or consulting agreement or arrangement with respect to each such person; and
     (f) Each agreement, loan, contract, lease, guaranty, letter of credit, line of credit or commitment of Seller not referred to elsewhere in this Section which (i) involves payment by Seller (other than as disbursement of loan proceeds to customers) of more than $10,000 annually or $25,000 in the aggregate over its remaining term unless, in the latter case, such is terminable within one (1) year without premium or penalty; (ii) involves payments based on profits of Seller; (iii) relates to the future purchase of goods or services in excess of the requirements of its respective business at current levels or for normal operating purposes; or (iv) were not made in the ordinary course of business.

     (g) Final and complete copies of each document, plan or contract listed and described in the Disclosure Schedule pursuant to this Section 5.15 have been provided to Buyer.
     Section 5.16 Tax Matters. Except as set forth in the Disclosure Schedule, Seller and AM TRU have filed with the appropriate governmental agencies all federal, state and local income, franchise, excise, sales, use, real and personal property and other tax returns and reports required to be filed by it. Seller and AM TRU are not (a) delinquent in the payment of any taxes shown on such returns or reports or on any assessments received by it for such taxes; (b) aware of any pending or threatened examination for income taxes for any year by the IRS or any state tax agency; (c) subject to any agreement extending the period for assessment or collection of any federal or state tax; or (d) a party to any action or proceeding with, nor has any claim been asserted against it by, any Governmental Authority for assessment or collection of taxes. Seller is not the subject of any threatened action or proceeding by any Governmental Authority for assessment or collection of taxes. The reserve for taxes in the unaudited financial statements of Seller for the quarter ended September 30, 2009, is, in the opinion of management, adequate to cover all of the tax liabilities of Seller (including, without limitation, income taxes and franchise fees) as of such date in accordance with GAAP.
     Section 5.17 Employee Matters.
     (a) Except as may be disclosed in the Disclosure Schedule, Seller has not entered into any collective bargaining agreement with any labor organization with respect to any group of employees of the Seller, and to the knowledge of the Seller, there is no present effort nor existing proposal to attempt to unionize any group of employees of the Seller.
     (b) Except as may be disclosed in the Disclosure Schedule, (i) the Seller is and has been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and the Seller is not engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint against Seller pending or, to the knowledge of Seller, threatened before the National Labor Relations Board; (iii) there is no labor dispute, strike, slowdown or stoppage actually pending or, to the knowledge of Seller, threatened against or directly affecting Seller; and (iv) Seller has not experienced any work stoppage or other such labor difficulty during the past 5 years.
     Section 5.18 Employee Benefit Plans.
     (a) Each Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Internal Revenue Code of 1986, as amended (the “Code”), and other applicable legal requirements. No such Employee Benefit Plan is under audit by the IRS or the U.S. Department of Labor.
     (b) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been paid to each Employee Benefit Plan that is an Employee Pension Benefit Plan, and all contributions for any period ending on or before the Closing Date that are not yet due have been paid to each Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Seller and will be paid when due to such plan. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each Employee Benefit Plan that is an Employee Welfare Benefit Plan.
     Section 5.19 Environmental Matters.
     (a) As used in this Agreement, “Environmental Laws” means all local, state and federal environmental, health and safety laws and regulations in all jurisdictions in which Seller has done business or owned, leased or operated property, including, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, the Federal Clean Air Act, and the Federal Occupational Safety and Health Act.
     (b) Except as may be disclosed in the Disclosure Schedule, no activity or condition exists at or upon the AM TRU Real Estate, the Seller Real Estate or (to the knowledge of Seller, after reasonable investigation) any of Seller’s OREO, that violates any Environmental Law, and no condition has existed or event has occurred with respect to the AM TRU Real Estate, the Seller Real Estate or any of Seller’s OREO that, with notice or the passage of time, or both, would constitute a violation of any Environmental Law or obligate (or potentially obligate) Seller or AM TRU to remedy, stabilize, neutralize or otherwise alter the environmental condition of any of the AM TRU Real Estate, the Seller Real Estate or any of Seller’s OREO where the aggregate cost of such actions would be material to Seller or to AM TRU. Except as may be disclosed in the Disclosure Schedule, and to the knowledge of Seller, after reasonable investigation, neither Seller nor AM TRU has received any notice from any person or entity that Seller or AM TRU (or the operation or condition of any of the AM TRU Real Estate, the Seller Real Estate or the Seller’s OREO) is or was in violation of any Environmental Law or that Seller is responsible (or potentially responsible) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.
     Section 5.20 No Undisclosed Liabilities. Seller does not have any material liability, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due (and there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against Seller giving rise to any such liability) required in accordance with GAAP to be reflected in an audited consolidated balance sheet of Seller or the notes thereto, except (i) for liabilities set forth or reserved against in the Seller Financial Statements as of September 30, 2009, (ii) for liabilities occurring in the ordinary course of business of Seller since September 30, 2009, (iii) liabilities relating to the possible sale of Seller or other transactions contemplated by this Agreement, and (iv) as may be disclosed in the Disclosure Schedule.
     Section 5.21 Litigation. Except as set forth in the Disclosure Schedule, there is no action, suit, proceeding or investigation pending against Seller or AM TRU or to the best knowledge of

Seller or AM TRU threatened against or affecting Seller, before any court or arbitrator or any governmental body, agency, or official involving a monetary claim for $25,000 or more or equitable relief (i.e., specific performance or injunctive relief). Seller is not aware of any facts that would reasonably afford a basis for any such action, suit, proceeding or investigation.
     Section 5.22 Performance of Obligations. Seller has performed in all material respects all obligations required to be performed by it to date under the Contracts, the Deposits, and the Loan Documents and the BOLI Insurance policies, and Seller is not in material default under, and no event has occurred which, with the lapse of time or action by a third party, could result in a material default under, any such agreements or arrangements.
     Section 5.23 Compliance with Law. Seller has all licenses, franchises, permits and other governmental authorizations that are legally required to enable it to conduct its business in all material respects and has conducted its business in compliance in all material respects with all applicable federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses. The Home Office and the Branch Offices comply with all applicable requirements of the Americans with Disabilities Act.
     Section 5.24 Brokerage. Except as may be disclosed in the Disclosure Schedule and with the exception of fees payable to Renninger & Associates, LLC (“Renninger”), there are no existing claims or agreements for brokerage commissions, finders’ fees, or similar compensation in connection with the transactions contemplated by this Agreement payable by Seller.
     Section 5.25 Interim Events. Except as provided in the Disclosure Schedule, since September 30, 2009, Seller has not paid or declared any dividend or made any other distribution to its sole shareholder or taken any other action which if taken after the date of this Agreement would require the prior written consent of Buyer under Section 7.05 hereof.
     Section 5.26 Records. The Records to be delivered to Buyer under Section 2.01(a) of this Agreement are and shall be sufficient to enable Buyer to conduct a banking business with respect thereto under the same standards as Seller has heretofore conducted such business.
     Section 5.27 Insurance. All material insurable properties owned or held by Seller and AM TRU are adequately insured by financially sound and reputable insurers in such amounts and against fire and other risks insured against by extended coverage and public liability insurance, as is customary with banks of similar size. The Disclosure Schedule sets forth, for each material policy of insurance maintained by Seller or AM TRU the amount and type of insurance, the name of the insurer and the amount of the annual premium. All amounts due and payable under such insurance policies are fully paid, and all such insurance policies are in full force and effect.
     Section 5.28 Regulatory Enforcement Matters. Except as may be disclosed in the Disclosure Schedule, the Seller and AM TRU are not subject to, and have received no notice or advice that they may become subject to, any order, agreement or memorandum of understanding with any federal or state agency charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of financial institution deposits or any other governmental agency having supervisory or regulatory authority with respect to Seller or AM TRU.

     Section 5.29 Community Reinvestment Act. Seller received a rating of “Satisfactory” in its most recent examination or interim review with respect to the Community Reinvestment Act. Seller has not been advised of any supervisory concerns regarding its compliance with the Community Reinvestment Act.
     Section 5.30 Regulatory Approvals. The information furnished or to be furnished by Seller or AM TRU for the purpose of enabling Seller or Buyer to complete and file all requisite regulatory applications is or will be true and complete as of the date so furnished. There are no facts known to the Seller or AM TRU which Seller or AM TRU has not disclosed to the Buyer in writing, which, insofar as Seller or AM TRU can now reasonably foresee, may have a material adverse effect on the ability of the Buyer or Seller to obtain all requisite regulatory approvals or to perform its obligations pursuant to this Agreement.
     Section 5.31 Representations Regarding Financial Condition.
     (a) AM TRU and Seller are not entering into this Agreement in an effort to hinder, delay or defraud their creditors.
     (b) AM TRU and Seller are not insolvent and will not be rendered insolvent as a result of the Transactions.
     (c) The Purchase Price and assumption of Liabilities represents fair and reasonable equivalent value for the Assets to be transferred and Liabilities to be assumed hereunder.
     (d) Neither Seller nor AM TRU has any intention to file proceedings for bankruptcy or insolvency or for the appointment of a receiver, conservator, trustee, or guardian with respect to its business or assets.
     Section 5.32 Limitation of Warranties. EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, SELLER AND AM TRU EXPRESSLY DISCLAIM ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE FIXED ASSETS OR WITH RESPECT TO ANY OTHER ASSETS BEING TRANSFERRED TO OR LIABILITIES BEING ASSUMED BY BUYER (EXCLUDING THE REAL ESTATE), INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE.
     Section 5.33 Disclosure. No representation or warranty contained in this Article V and no statement or information relating to Seller or AM TRU or any Assets or Liabilities contained in (i) this Agreement (including the Schedules and Exhibits hereto), or (ii) in any certificate or document furnished or to be furnished by or on behalf of Seller or AM TRU to Buyer pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements made herein or therein, in light of the circumstances in which they were made, not misleading.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to Seller and AM TRU as follows:

     Section 6.01 Organization and Authority. Buyer is a national banking association duly organized, validly existing, and in good standing (to the extent applicable) under the laws of the United States of America with full power and authority to carry on its business as now being conducted and to own and operate the properties which it now owns and/or operates. The execution, delivery, and performance by Buyer of this Agreement are within Buyer’s corporate power, have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and legally binding obligation of Buyer, enforceable against it in accordance with its terms, subject to bankruptcy, receivership, insolvency, reorganization, moratorium or similar laws affecting or relating to creditors’ rights generally and subject to general principles of equity.
     Section 6.02 Conflicts; Defaults. Neither the execution and delivery of this Agreement by Buyer nor the consummation of the Transactions will (i) conflict with, result in the breach of, constitute a default under, or accelerate the performance required by, the terms of any order, law, regulation, contract, instrument or commitment to which Buyer is a party or by which Buyer is bound, (ii) violate the articles of association or bylaws of Buyer, (iii) require any consent, approval, authorization or filing under any law, regulation, judgment, order, writ, decree, permit or license to which Buyer is a party or by which Buyer is bound, other than any required regulatory approvals of the OCC and the approval by AM TRU’s shareholders of this Agreement and the Transactions. Buyer is not subject to any agreement or understanding with any regulatory authority which would prevent or adversely affect the consummation by Buyer of the transactions contemplated by this Agreement.
     Section 6.03 Litigation. There is no action, suit, proceeding or investigation pending against Buyer, or to the knowledge of Buyer, threatened against or affecting Buyer, before any court or arbitrator or any governmental body, agency or official which alone or in the aggregate would, if adversely determined, adversely affect the ability of Buyer to perform its obligations under this Agreement or which in any manner questions the validity of this Agreement. Buyer is not aware of any facts that would reasonably afford a basis for any such action, suit, proceeding or investigation.
     Section 6.04 Regulatory Approvals. The information furnished or to be furnished by Buyer for the purpose of enabling Seller or Buyer to complete and file all requisite regulatory applications is or will be true and complete as of the date so furnished. Except as set forth in the Disclosure Schedule, there are no facts known to the Buyer which, insofar as Buyer can now reasonably foresee, may have a material adverse effect on the ability of the Buyer to obtain all requisite regulatory approvals or to perform its obligations pursuant to this Agreement.
     Section 6.05 Community Reinvestment Act. Buyer received a rating of “Satisfactory” in its most recent examination or interim review with respect to the Community Reinvestment Act. Except as set forth in the Disclosure Schedule, Buyer has not been advised of any supervisory concerns regarding its compliance with the Community Reinvestment Act.
     Section 6.06 Financial Ability. Buyer has the financial ability to pay the Purchase Price for the Assets and assume the Liabilities as provided in this Agreement and will be “well capitalized” under OCC regulations at the Closing Date upon consummation of the Transactions contemplated by this Agreement.

     Section 6.07 Financial Information. The audited consolidated balance sheets of Horizon Bancorp as of December 31, 2008 and December 31, 2007, and related audited consolidated income statements and statements of changes in shareholders’ equity and of cash flows for the three years ended December 31, 2008, together with the notes thereto, included in Horizon Bancorp’s Form 10-K for the fiscal year ended December 31, 2008, as currently on file with the Securities and Exchange Commission (“SEC”), and the unaudited periodic financial statements for the three months and the nine months ended September 30, 2009, together with the notes thereto included in Horizon Bancorp’s Form 10-Q for the quarter ended September 30, 2009, as currently on file with the SEC, have been prepared in accordance with GAAP (except as may be disclosed therein, and in the case of interim statements, for the absence of footnotes and normal year end adjustments) and fairly present, in all material respects, the consolidated financial position and the consolidated results of operations, changes in shareholders’ equity and cash flows of Horizon Bancorp as of the dates and for the periods indicated.
     Section 6.08 Disclosure. No representation or warranty contained in this Article VI and no statement or information relating to Buyer contained in (i) this Agreement (including the Schedules and Exhibits hereto), or (ii) in any certificate or document furnished or to be furnished by or on behalf of Buyer to Seller pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements made herein or therein, in light of the circumstances in which they were made, not misleading.
ARTICLE VII
COVENANTS
     Section 7.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of AM TRU, Seller and Buyer agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Transactions as promptly as practicable and shall cooperate fully with the other party hereto to that end.
     Section 7.02 Shareholder Approval. AM TRU agrees, as soon as practicable after the date hereof, to take, in accordance with applicable law and its articles of incorporation and by-laws, all action necessary to convene an appropriate meeting of its shareholders to consider and vote upon the approval and adoption of this Agreement and the Transactions, appropriately disclosing any dissenters’ rights to which they may be entitled as required by Indiana law. AM TRU’s Board of Directors is recommending and, unless, after having consulted with and considered the advice of outside counsel and its financial advisor, it has determined in good faith that to do so would result in a failure by the directors to discharge properly their fiduciary duties in accordance with Indiana law, AM TRU’s Board of Directors will continue to recommend to the shareholders of AM TRU that they approve this Agreement and the Transactions and will take any other action required, to the extent consistent with its fiduciary duties, to permit and cause consummation of the Transactions. AM TRU, as Seller’s sole shareholder, has approved this Agreement. Contemporaneously with the execution and delivery of this Agreement, each of the directors of AM TRU has executed and delivered a voting agreement with the Buyer in substantially the form of Exhibit 7.02.

     Section 7.03 Press Releases. Each of AM TRU, Buyer, and Seller agrees that it will not, without the prior approval of the other party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby (except for any release or statement that, in the written opinion of outside counsel to such party, is required by law or regulation and as to which such party has used its best efforts to discuss with the other party in advance, provided that such release or statement has not been caused by, or is not the result of, a previous disclosure by or at the direction of such party or any of its representatives that was not permitted by this Agreement). In addition, all public statements, written or otherwise, made with respect to this Agreement and the transactions contemplated hereby shall be made, with respect to Buyer, solely by Craig M. Dwight, and, with respect to AM TRU and Seller, solely by David J. Dolak. Seller, AM TRU and Buyer shall inform all of their respective officers, directors and employees of this requirement.
     Section 7.04 Access to Records and Information; Personnel; Customers.
     (a) Upon reasonable advance notice, Seller and AM TRU shall afford to the officers and authorized representatives of Buyer full access during regular business hours to the offices, properties, books, contracts, commitments and records of Seller and AM TRU in order that Buyer may have full opportunity to make such investigations as it shall desire of the Deposits, Assets, Liabilities and the operations of the Branch Offices and the Home Office. The officers of Seller and AM TRU shall furnish Buyer with such additional financial and operating data and other information relating to the assets, properties and business of Seller and AM TRU as Buyer shall from time to time reasonably request. Seller shall consent, upon reasonable advance notice, to the review by the officers and authorized representatives of Buyer of the reports and working papers of Seller’s and AM TRU’s independent auditors (upon reasonable advance notice to such auditors).
     (b) Following the execution of this Agreement, Buyer may, at its own expense, be entitled to meet and communicate with, and deliver information, brochures, bulletins, press releases, and other communications to depositors, Loan and Account Loan borrowers and other customers of Seller concerning the Transactions and concerning the business and operations of Buyer; provided, however, that Seller shall be entitled to attend any such meetings and must approve any such written communications before they are sent, which approval shall not be unreasonably withheld.
     (c) On a bi-weekly basis following the date hereof and through the Closing Date, Seller shall provide information to Buyer in a format reasonably acceptable to Buyer concerning the status of the following matters:
     (1) Any communication from or contacts by DFI or the FDIC or any other bank regulatory agencies concerning the status of Seller’s consent order or any other regulatory matters affecting Seller or AM TRU as to which such bank regulatory agencies have jurisdiction; provided, such agencies have consented to the disclosure of such information to Buyer to the extent such consent is legally required (which consent Seller agrees to request in good faith and diligently pursue);

     (2) Current information on the quality and performance of the Loans including information on the status of any delinquencies, non-performing Loans, OREO, new Loans, information concerning refinancings and payments made on such Loans, and information indicating that any of the representations and warranties relating to the Loans in Section 5.07, Section 5.08 or Section 5.09 are no longer accurate in any respect; and
     (3) Information concerning the total deposits and by deposit product, their weighted average interest rate.
     Within 20 days following the conclusion of each fiscal quarter of Seller between the date hereof and the Closing Date, Seller shall provide Buyer updated Exhibits to this Agreement relating to Assets and Liabilities, reflecting changes therein since the execution of this Agreement.
     Within 20 days following the close of each month between the date hereof and the Closing Date, Seller shall provide Buyer with unaudited financial statements of Seller on a consolidated basis for such month prepared in accordance with GAAP.
     From the date of this Agreement to the Closing Date, Seller will cause one or more of Seller’s designated representatives to confer on a regular basis, but no less frequently than weekly, with the Chief Executive Officer of Buyer (or his designees) to report the general status of the ongoing operations of Seller and AM TRU.
     Section 7.05 Operation in Ordinary Course. From the date hereof to the Closing Date, Seller shall: (a) not engage in any transaction affecting the Branch Offices, the Home Office, the Deposits, the Liabilities, or the Assets except in the ordinary course of business, and shall operate and manage its business in the ordinary course consistent with past practices; (b) use reasonable best efforts to maintain the Branch Offices and the Home Office in a condition substantially the same as on the date of this Agreement, reasonable wear and use excepted; (c) maintain its books of accounts and records in the usual, regular and ordinary manner; and (d) use reasonable best efforts to duly maintain compliance with all laws, regulatory requirements and agreements to which it is subject or by which it is bound. Without limiting the generality of the foregoing, prior to the Closing Date, Seller shall not, without the prior written consent of Buyer, which consent shall not be unreasonably withheld:
     (a) fail to maintain the Fixed Assets and Real Estate in their present state of repair, order and condition, reasonable wear and tear and casualty excepted;
     (b) fail to maintain its books, accounts and records in accordance with GAAP;
     (c) fail to charge off assets in accordance with GAAP on a timely basis;
     (d) fail to comply, in all material respects, with all applicable laws and regulations relating to its operations;
     (e) authorize or enter into any contract or amend, modify or supplement any contract relating to or affecting its operations or involving any of the Assets or Liabilities which obligates Seller to expend $10,000 or more;

     (f) take any action, or enter into or authorize any transaction, other than in the ordinary course of business and consistent with past practice, relating to or affecting its operations or involving any of the Assets or Liabilities; provided, however, that the foregoing restrictions and the other restrictions in this Section 7.05 shall not apply to or restrict any sale or other transaction involving the Insurance Business or ATIS;
     (g) do any act which, or omit to do any act the omission of which, could cause a breach of any material contract, commitment or obligation of Seller or AM TRU;
     (h) make any changes in its accounting systems, policies, principles or practices relating to or affecting its operations or involving any of the Assets or Liabilities, except in accordance with GAAP and regulatory requirements;
     (i) enter into or renew any data processing service contract;
     (j) engage or participate in any material transaction or incur or sustain any material obligation except in the ordinary course of business;
     (k) make or renew (1) any Business Loan in excess of $250,000, (2) any Residential Mortgage Loan or Home Equity Loan with a loan to value ratio in excess of 80% or any Residential Mortgage Loan or Home Equity Loan in excess of $300,000 and $75,000, respectively, (3) any Unsecured Loan or Auto Receivable in excess of $50,000, or (4) any Loan or Account Loan which is not made in the ordinary course of business;
     (l) undertake any actions which are inconsistent with a program to use all reasonable efforts to maintain good relations with its employees, shareholders, or customers;
     (m) transfer, assign, encumber, or otherwise dispose of, or enter into any contract, agreement, or understanding to transfer, assign, encumber, or otherwise dispose of, any of the Assets except in the ordinary course of business;
     (n) invest in any Fixed Assets or improvements except for commitments previously disclosed to Buyer in writing, made on or before the date of this Agreement for replacements of furniture, furnishings and equipment, for normal maintenance and refurbishing, purchased or made in the ordinary course of business and for emergency and casualty repairs and replacements;
     (o) increase or agree to increase the salary, remuneration, or compensation of its employees or pay or agree to pay any uncommitted bonus to any such employees;
     (p) pay incentive compensation to employees for purposes of retaining their services or maintaining Deposit levels through the Closing Date;
     (q) enter into or renew any employment agreements with employees of Seller or any consulting or similar agreements with directors of Seller;

     (r) fail to use its reasonable best efforts to preserve its present operations intact, keep available the services of its present officers and employees or to preserve its present relationships with persons having business dealings with it;
     (s) amend or modify any of its promotional, deposit account or account loan practices other than amendments or modifications in the ordinary course of business or otherwise consistent with the provisions of this Agreement;
     (t) fail to maintain deposit rates substantially in accord with past standards and practices;
     (u) change or amend its schedules or policies relating to service charges or service fees;
     (v) pay or make any dividends or other distributions to AM TRU, and AM TRU will not pay or make any dividends or other distributions to its shareholders;
     (w) fail to comply in all material respects with the Contracts or fail to pay any premiums on the BOLI Insurance policies;
     (x) except in the ordinary course of business (including creation of deposit liabilities, enter into repurchase agreements, purchases or sales of federal funds, and sales of certificates of deposit), borrow or agree to borrow any material amount of funds or directly or indirectly guarantee or agree to guarantee any material obligations of others except pursuant to outstanding letters of credit; provided, however, the Seller shall not take any additional FHLB advances other than overnight or other short-term (less than 15 days) advances, which shall not exceed $5 million in the aggregate;
     (y) purchase or otherwise acquire any investment security for their own account that exceeds $500,000 individually or $1,000,000 in the aggregate or purchase or otherwise acquire any security other than U.S. treasury or other governmental obligations or asset-backed securities issued or guaranteed by United States governmental or other governmental agencies, in either case having an average remaining life of 3 years or less, or sell any investment security owned by them other than sales made in the ordinary course of business as previously conducted during the past 3 years and in accordance with applicable law and regulations or engage in any activity that would be inconsistent with the classification of investment securities as either “held to maturity” or “available for sale;”
     (z) except as required by applicable law or regulation: (1) implement or adopt any material change in its interest rate risk management and hedging policies, procedures or practices; (2) fail to follow its existing policies or practices with respect to managing its exposure to interest rate risk; or (3) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk; or
     (aa) take any action that would change Seller’s loan loss reserves which is not in compliance with Seller’s past practices consistently applied and in compliance with GAAP, other than any changes made pursuant to Section 7.25 hereof.

     Section 7.06 Acquisition Proposals. AM TRU and Seller agree that they shall not, and they shall cause their officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any tender or exchange offer, proposal for a merger, consolidation, sale of assets and assumption of liabilities, or other business combination involving AM TRU or Seller or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or deposits of, AM TRU or Seller other than the transactions contemplated by this Agreement (any of the foregoing, an “Acquisition Proposal”); provided, however, that if AM TRU is not otherwise in violation of this Section 7.06, AM TRU’s Board of Directors may provide information to, and may engage in such negotiations or discussions with, a person with respect to an Acquisition Proposal, directly or through representatives, if AM TRU’s Board of Directors, after consulting with and considering the advice of its financial advisor and its outside counsel, determines in good faith that its failure to provide information or to engage in any such negotiations or discussions would constitute a failure to discharge properly the fiduciary duties of such directors in accordance with Indiana law. AM TRU shall promptly (within 24 hours) advise Buyer following the receipt by it of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal and a copy of such Acquisition Proposal), and advise the Buyer of any developments with respect to such Acquisition Proposal immediately upon the occurrence thereof.
     Section 7.07 Regulatory Applications and Third Party Consents. As promptly as practicable after the date of this Agreement, Buyer shall file all applications, filings, notices, consents, permits, requests, or registrations required to obtain authorizations of any Governmental Authority and consents of all third parties necessary to consummate the Transactions. Buyer will use its reasonable best efforts to obtain such authorizations from Governmental Authorities and consents from third parties as promptly as practicable and will consult with Seller and AM TRU with respect to the obtaining of all such authorizations and consents necessary or advisable to consummate the Transactions. Seller and AM TRU agree to use their reasonable best efforts to cooperate in connection with obtaining such authorizations and consents. Each party will keep the other party apprised of the status of material matters relating to completion of the Transactions. Copies of applications and correspondence with such Governmental Authorities shall be promptly provided to the other party. Each of Buyer, Seller and AM TRU agrees, upon request, to furnish the other party with all information concerning itself and its respective directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of Buyer, AM TRU or Seller to any third party or Governmental Authority.
     Section 7.08 Title Insurance and Surveys.
     (a) The Seller and AM TRU and the Buyer shall use their reasonable best efforts to order within 5 business days of the date hereof, with respect to the Real Estate:
     (1) a commitment for an ALTA 2006 owner’s title insurance policy for each parcel of Real Estate (each, a “Title Commitment”) issued on a date subsequent to the date hereof by a title company agreed to by the Buyer and the Seller (the “Title Insurer”), insuring the fee simple title of the Buyer in the Real Estate, including any easements appurtenant thereto, in an amount equal to the

Fair Market Value of such Real Estate, which shall include: (i) an extended coverage endorsement guaranteeing the deletion of all general or standard exceptions customarily contained in an ALTA 2006 owners title insurance policy, (ii) an ALTA Endorsement 3.1 (Zoning Complete Structure) as amended to include parking, (iii) a tax parcel endorsement, (iv) a subdivision endorsement, and (v) such other endorsements as Buyer deems necessary and appropriate;
     (2) legible copies of all documents cited, raised as exceptions or noted in the Title Commitment or the Survey (as defined below) with respect to the Real Estate to the extent reasonably available (“Title Documents”); and
     (3) a survey for each parcel of Real Estate prepared in accordance with current ALTA/ACSM land survey standards by a registered land surveyor agreed to by the Buyer and the Seller and licensed in Indiana (the “Surveyor”), which references the 2005 requirements adopted by ALTA/ACSM and NSPS, certified as of a date subsequent to the date hereof and showing with respect to such Real Estate: (A) the legal description; (B) Table A, Items 1 (monuments placed and set), 2 (vicinity map), 3 (flood zone designation), 4 (gross land area), 6 (setback, height and area restrictions per zoning and/or building code), 7a (exterior dimensions of all buildings at ground level), 7b (square footage of exterior footprint and gross floor area), 7c (measured height of buildings), 8 (visible improvements), 9 (parking, including the number of spaces on the subject property), 10 (indication of access), 11b (evidence of utilities per observation and plans), 13 (names of adjoining owners of platted land), 14 (distance to nearest intersecting streets), 16 (evidence of earth moving), 17 (changes to right of way) and 18 (evidence of dump site) and show them thereon (each, a “Survey”). ALTA Minimum Standard Detail Certificate certified to Buyer, the title company and Buyer’s designees. In the ALTA Certification, please ask the surveyor to make reference to Table A and specifically Items 1 (monuments placed and set), 2 (vicinity map), 3 (flood zone designation), 4 (gross land area), 6 (setback, height and area restrictions per zoning and/or building code), 7a (exterior dimensions of all bldgs. at ground level), 7b (square footage of exterior footprint and gross floor area), 7c (measured height of bldg.), 8 (visible improvements), 9 (parking), 10 (indication of access), 11b (evidence of utilities per observation and plans), 13 (names of adjoining owners of platted land), 14 (distance to nearest intersecting streets), 16 (evidence of earth moving), 17 (changes to right of way) and 18 (evidence of dump site) (Note: Items 7 and 9 are only applicable if the property is improved) and show them thereon.
     (b) With respect to each parcel of Real Estate, the Buyer shall a have a period of 20 business days from its receipt of the later of the Title Commitment, Survey and Title Documents in which to review such Title Commitment, Survey and Title Documents and to deliver to the Seller, at the Buyer’s election, notice of any objections thereto with respect to matters that would materially and adversely affect the Buyer’s use, ownership of, marketability, or Fair Market Value of the Real Estate (each a “Buyer’s Objection Notice”). The Seller shall use their reasonable best efforts to promptly, but in no event later than the tenth (10th) day after Seller’s receipt of Buyer’s Objection Notice, cure all objections relating to all Buyer’s Objection Notices and take all commercially reasonable steps required by the Title Insurer to eliminate each objection as an exception to the applicable Title Commitment. Any objection that the Title Insurer is willing to insure over on terms reasonably acceptable to Buyer is herein referred to as an “Insured Exception.” If the objections are not cured or are not covered by an Insured Exception, the Buyer shall have the right to (A) terminate this Agreement or (B) in a writing to the Seller waive any remaining objection.
     (c) It shall be a condition to the Buyer’s obligation to close the Transactions that the Title Insurer be irrevocably committed to issue to the Buyer (1) an ALTA 2006 owner’s title insurance policy, based on each Title Commitment and including all unwaived objections, dated as of the Closing Date, with respect to each parcel of Real Estate in the amount not less than the same amount as the Title Commitment therefor, subject only to (A) taxes which are a lien but not yet payable, (B) liens, charges, encumbrances, easements, rights-of-way or other restrictions that do not adversely affect the Buyer’s use and ownership of or the marketability of the Real Estate, (C) such other matters that were disclosed in the Title Commitment and that were not objected to by Buyer, or if objected to, not cured by Seller and AM TRU, and other matters approved in writing by the Buyer subsequent to the date of this Agreement, and (D) matters over which the Title Insurer has committed in writing to insure on terms reasonably acceptable to Buyer (each a “Title Policy”).
     (d) Seller and AM TRU shall pay the costs and expenses associated with the Title Commitments, Title Documents, and Title Policies. Buyer shall pay the costs and expenses associated with the Surveys.
     Section 7.09 Environmental Reports. Seller shall provide Buyer copies of any environmental reports it has obtained or received with respect to the Real Estate and all OREO within 5 Business Days after the date hereof. Buyer, in its discretion, within 20 days after the date hereof, shall order a phase one and/or phase two environmental report with respect to any Real Estate or any OREO of Seller; provided, however, that no such reports may be requested with respect to single family non-agricultural property of one acre or less unless the Buyer has reason to believe that such property might contain any waste materials or otherwise might be contaminated. Buyer shall have 15 Business Days from the receipt of any such environmental reports to notify Seller of any dissatisfaction with the contents of such reports. Should the cost of taking all remedial or other corrective actions and measures with respect to all Real Estate and OREO, in the aggregate (i) required by applicable law, or (ii) recommended or suggested by such report or reports or prudent in light of serious life, health or safety concerns, in the aggregate, exceed the sum of $500,000 as reasonably estimated by an environmental expert retained for such purpose by Buyer and reasonably acceptable to Seller, or if the cost of such actions and measures cannot be so reasonably estimated by such expert to be such amount or less with any reasonable degree of certainty such circumstances shall be deemed an “Environmental Problem.” Upon the occurrence of an Environmental Problem, Buyer shall have the right to elect not to purchase the Real Estate for the Branch Office, Home Office or OREO affected by the Environmental Problem by giving written notice to Seller within thirty (30) days from Buyer’s discovery of the Environmental Problem and to proceed with the Transactions, without acquiring the affected Real Estate. In such event, the Purchase Price will be reduced by the Fair Market Value of the Real Estate not purchased. All costs of any phase one investigation and any phase two investigation or environmental report requested pursuant to this Section which does not recommend or suggest the taking of any remedial or corrective actions shall be at Buyer’s sole cost and expense. Seller or AM TRU agree to pay the costs of any phase two investigation prepared or conducted at Buyer’s request pursuant to this Section which recommends or suggests the taking of remedial or corrective action. Buyer does hereby agree to restore at its cost any property for which it has undertaken an environmental investigation to the condition existing immediately prior to such investigation if the investigation does not recommend or suggest the taking of remedial or corrective action.
     Section 7.10 Further Assurances.
     (a) On and after the Closing Date, Seller and AM TRU shall each (i) give such further assistance to Buyer and shall execute, acknowledge, and deliver all such instruments and take such further action as may be necessary and appropriate effectively to vest in Buyer full, legal, and equitable title to the Assets, and (ii) use their reasonable best efforts to assist Buyer in the orderly transfer of the Assets and Deposits being acquired by Buyer.
     (b) Buyer and Seller agree to ensure an orderly transfer of all data tapes and processing information and to facilitate an electronic and systematic conversion of all applicable data regarding Account Loans, Loans, ATM Cards, Collection Accounts, and Deposits effective as of the Closing Date. Seller agrees to provide, at Seller’s cost:
     (i) within 15 Business Days after the date of this Agreement, (1) all information necessary to complete such conversion processing, and (2) the initial data processing pre-conversion file layout in an electronic form;
     (ii) within 15 Business Days of date of this Agreement, all data necessary to enable Buyer to calculate APY and APYE for the Deposits and otherwise to comply with Regulation DD, including rate history, back items, no books and interest calculation;
     (iii) no later than 30 days prior to the Closing Date, provide the final data processing pre-conversion file packages;
     (iv) on a day-to-day basis subsequent to the preparation of the final pre-conversion tapes, provide information on any data processing system changes or additions;
     (v) as part of the data processing conversion, pay off all accrued interest on checking and money market accounts (but not CD’s or passbooks), send statements on all accounts as required by Regulation DD, and book all savings account no-book items; and
     (vi) by 10:00 a.m. on the first business day after the Closing Date, provide two sets of final data processing conversion file packages.

     (c) The parties agree to send promptly to the other parties hereto, at the receiving party’s expense, any payments, documents or instruments a party receives after the Closing which belongs to another party.
     Section 7.11 Payment of Checks. From and after the Closing Date, Buyer agrees to pay, to the extent of sufficient available funds on deposit, all properly drawn checks, drafts, and negotiable orders of withdrawal timely presented to it by mail, over its counters, or through clearings if such items are drawn by depositors whose Deposits or accounts on which such items are drawn are Deposits, whether drawn on the check or draft forms provided by Seller, for at least 120 days after the Closing Date, or on those provided by Buyer. In addition, Buyer shall, in all other respects, discharge the duties, liabilities and obligations with respect to the Deposits to the extent such duties, liabilities or obligations occur following the Closing.
     Section 7.12 Close of Business on Closing Date. On the Closing Date, Seller shall close the Branch Offices and Home Offices for business not later than 3:00 p.m., whereupon representatives of Buyer shall have access to the Branch Offices and Home Offices, under the supervision of representatives of Seller, to verify Seller’s provision to Buyer of the documents, files and records relating to the Branch Offices and the Home Office, including the Records.
     Section 7.13 Supplemental Information; Disclosure Supplements. From time to time during the period ending two business days prior to the Closing, Seller and AM TRU will promptly disclose in writing to Buyer any matter hereafter arising which, if existing, occurring or known at the date of this Agreement would have been required to be disclosed or which would render inaccurate any of the representations, warranties or statements set forth in this Agreement. From time to time during the period ending two business days prior to the Closing, Seller and AM TRU will promptly supplement or amend the exhibits and schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such exhibit or schedule or which is necessary to correct any information in such exhibit or schedule that has been rendered inaccurate thereby.
     Section 7.14 Confidentiality of Records. Buyer and its authorized agents and representatives shall receive and treat all Records, documents and information obtained pursuant to any provision of this Agreement as confidential, until the transactions contemplated by this Agreement have been consummated, and if not consummated, shall thereafter continue to maintain such confidentiality and not use such information for any purpose whatsoever, and shall, upon the request of Seller, return to Seller all originals and copies of such documents or other materials containing such information or Records. Until the Closing Date, Buyer shall use all such information only for purposes of effectuating the Transaction.
     Section 7.15 Solicitation of Customers. For 2 years following the Closing Date, Seller and AM TRU will not, and will not permit any of their officers, directors or affiliates on behalf of AM TRU or Seller to, solicit customers whose Deposits are assumed pursuant to this Agreement or whose Loans or Account Loans are acquired by Buyer under this Agreement for any banking business, or to engage in deposit taking activities, and, at Closing, Philip J. Grenchik, Sr. shall execute a Non-Competition and Non-Solicitation Agreement in the form of Exhibit 7.15(A) and David J. Dolak shall execute a Non-Solicitation Agreement in the form of Exhibit 7.15(B). In addition, prior to the Closing Date, officers of Seller engaged in the

Insurance Business and all officers of ATIS shall execute an agreement to be negotiated by the parties and agreed to prior to the Closing prohibiting them from soliciting customers whose Deposits are assumed pursuant to this Agreement or whose Loans or Account Loans are acquired by Buyer under this Agreement for any banking business other than the Insurance Business or the securities brokerage business while they lease space from the Buyer and during a 2-year period following the termination of any such lease, or if no such lease is entered into, during the 2-year period following the Closing.
     Section 7.16 Installation/Conversion of Signage/Equipment. Prior to Closing, at times mutually agreeable to Buyer and Seller, Buyer may, at Buyer’s sole expense, install teller equipment, platform equipment, security equipment, computers, and signage at the Home Office or the Branch Offices, and Seller shall cooperate with Buyer in connection with such installation; provided, however, that (i) such installation shall not interfere with the normal business activities and operation of the Home Office or the Branch Offices; (ii) no such signage shall be installed at the Home Office or the Branch Offices more than 5 Business Days before the Closing Date; and (iii) Buyer’s name as appearing on any such signage shall be covered by an opaque covering material until after the close of business on the Closing Date.
     Section 7.17 Seller and AM TRU Activities After Closing. Seller and AM TRU shall pay when due all of their respective obligations with respect to the Excluded Liabilities. In addition, after Closing, Seller shall obtain approval of the DFI and AM TRU to amend Seller’s articles of incorporation to (i) change its name to “ATSB Liquidating Bank;” (ii) prohibit it from accepting any deposits or making any new loans; and (iii) limit its business activities to those related to the conduct of the Insurance Business, the business conducted by ATIS, the payment of the Excluded Liabilities, the management of the Excluded Assets and the winding-down of Seller’s business. Neither Seller nor AM TRU will seek to sell Seller’s charter to any third party buyer who intends to conduct the business of banking within one hundred (100) miles of any banking office of Buyer, and shall obtain from any third party buyer of the charter a covenant to the same effect as a condition to such sale.
     Section 7.18 Interest Rates. Seller agrees not to increase or decrease the rate of interest paid by Seller on any deposit product, including without limitation on certificates of deposit, except in a manner and pursuant to policies consistent with past practices; provided, however, that, notwithstanding the foregoing, in no event shall Seller pay a rate of interest on any deposit product which is more than the greater of (i) 0.0025 above the average of the rates paid on comparable deposit products by the 5 highest deposit interest paying other banks or thrifts located in the market in which such deposit product is offered by Seller or, if fewer than 5 other banks and thrifts are located in such market, the average of the rates paid by all other banks and thrifts located in such market or (ii) the rate paid by Buyer, without the prior written consent of Buyer, which consent shall not be unreasonably withheld.
     Section 7.19 Escrow Account. For a period of 22 months following the Closing Date (the “Escrow Period”), Seller or AM TRU shall maintain a deposit account at an independent financial institution or trust company (the “Escrow Agent”) (the “Buyer Escrow Account”) consisting of bona fide funds owned by Seller with a beginning balance of $250,000, which shall not be subject to any lien or other security interest held by any party other than Buyer with respect to the Closing Note, provided, however, if Buyer is required to provide COBRA insurance to the COBRA Employees, the beginning balance of the Buyer Escrow Account shall be $350,000. The Buyer Escrow Account shall secure the timely payment and performance in full of Seller’s and AM TRU’s indemnification obligations to Buyer as set forth in Section 10.01 hereof and certain potential COBRA liabilities as set forth in Section 8.01(c). Buyer and Seller shall enter into an agreement with the Escrow Agent to such effect prior to the Closing Date, in the form of Exhibit 7.19 hereof (the “Indemnification Escrow Agreement”). Should Seller and/or AM TRU become responsible for any such obligations, Buyer may exercise all rights and remedies under the Indiana Uniform Commercial Code (IND. CODE § 26-1-9.1 et seq.) with respect to its security interest in the Buyer Escrow Account. Proceeds shall be released from the Buyer Escrow Account upon the joint instructions of Buyer and AM TRU and/or Seller. At the conclusion of the Escrow Period, Seller shall be paid any remaining balance in the Buyer Escrow Account.
     Section 7.20 Maintenance of Records by Buyer. The Buyer agrees that it shall maintain, preserve and safely keep, for a period of 6 years, all of the Records for the benefit of itself, the Seller and AM TRU, and that it shall permit the Seller. AM TRU or their representatives, at any reasonable time and at the expense of the Seller or AM TRU, to inspect, make extracts from or copies of any such Records as such parties shall deem reasonably necessary.
     Section 7.21 Lease. The Seller shall have the right to lease, on a month-to-month basis, the office space that it is currently using for the Insurance Business and ATIS; provided, that such operations can be physically separated from the Buyer’s operations to the satisfaction of Buyer and in accordance with all regulatory and legal requirements. Any modifications required to the leased space to accomplish such physical separation shall be at Seller’s sole cost and expense. The leased space shall be used by the Seller solely for the purpose of conducting an insurance agency and the business ATIS conducts. The lease for the Insurance Business shall continue for 12 months following the Closing with an option to renew for an additional 12 months thereafter. The lease for ATIS shall be on a month-to-month basis and ATIS shall vacate its leased space within 90 days after the Closing Date. The monthly rent shall be $9.00 per square foot (which shall include ATIS’s proportionate share of the monthly costs for taxes, insurance and utilities), payable on the first (1st) day of each month for which the rent is payable. Seller shall be responsible for utilities and cleaning of the leased premises. At the end of the term of the lease, Seller shall return the space to the Buyer in as good a condition as it exists now, subject to reasonable wear and tear. The Seller shall not be permitted to sublease the space or assign the lease. The parties shall agree to a form of lease and execute it on or before the Closing Date.
     Section 7.22 Lake County Advisory Board. As soon as reasonably practical after the Closing Date, Buyer agrees to form a Lake County Advisory Board and add representatives to the advisory board from Seller’s Board.
     Section 7.23 Attendance of Standing Committee Meetings. In order to provide for a smooth transition after the Closing and for Buyer to monitor the compliance by Seller with the provisions of this Agreement, Seller agrees to allow representatives of Buyer to attend all meetings of Seller’s standing committees, including its loan committee and asset and liability committee meetings (but excluding meetings of the Board of Directors) and shall provide Buyer with advance notice of all such meetings at the same time that such notice is provided to members of the committees. Seller and AM TRU shall also provide Buyer with copies of minutes and consents from all such committee meetings and of its board meetings no later than 7 days thereafter.
     Section 7.24 Cooperation on Conversion of Systems. Seller agrees to commence immediately after the date of this Agreement (and continue until Closing or completed) using its best efforts to ensure an orderly transfer of information, processes, systems and data to Buyer and to otherwise assist Buyer in facilitating the conversion of all of Seller’s systems into, or to conform with, Buyer’s systems; so that, as of the Closing, the systems of Seller are readily convertible to Buyer’s systems to the fullest extent possible without actually converting them prior to the Closing.
     Section 7.25 Conforming Accounting and Reserve Policies.
     (a) Notwithstanding that Seller believes that it has established all reserves and taken all provisions for possible loan losses required by GAAP and applicable laws, rules and regulations, Seller recognizes that Buyer may have adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). From and after the date of this Agreement to the Closing Date, Buyer and Seller shall consult and cooperate with each other with respect to conforming, based upon such consultation, as specified in each case in writing to Seller by Buyer, and subject to the conditions in Section 7.25(b) below and as hereinafter provided, the loan, accrual and reserve policies of Seller to those policies of Buyer.
     (b) Subject to applicable laws, Seller shall establish and take such reserves and accruals at such time as Buyer shall reasonably request to conform Seller’s loan, accrual and reserve policies to Buyer’s policies, at such times as are reasonably requested by Buyer, but in no event prior to 2 business days before the Closing; provided, however, (1) on the date such reserves, accruals and charges are to be taken, Buyer shall certify to Seller that all conditions to Buyer’s obligation to consummate the Transactions set forth in Section 9.02 hereof (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing or otherwise to be dated at the Closing Date, the delivery of which shall continue to be conditions to Buyer’s obligation to consummate the Transactions) have been satisfied or waived; and (2) Seller shall not be required to take any such action that is not consistent with GAAP and regulatory accounting principles.
     (c) No reserves, accruals or charges taken in accordance with this Section may be a basis to assert a violation of a breach of a representation, warranty or covenant of Seller herein.
     Section 7.26 Closing Note.
     (a) In the event that Seller and AM TRU do not have sufficient cash to close the Transaction and establish necessary working capital, Buyer will allow Seller and AM TRU to pay the amount of the shortfall, not exceeding $1 million (the “Shortfall Amount”), in accordance with terms of this Section 7.26.
     (b) The obligation of Seller and AM TRU to pay the Shortfall Amount shall be evidenced by a secured promissory note in the form of Exhibit 7.26(B) attached hereto

(the “Closing Note”) to be made by Seller and AM TRU, jointly and severally, and delivered to Buyer on the Closing Date. The principal of the Closing Note shall bear interest at the rate of 5% per annum and shall mature on the second anniversary of the Closing Date. Interest accruing on the Closing Note shall be payable on the tenth day of each calendar month (the “Interest Payment Date”), beginning with the first calendar month after the Closing Date. Principal shall be payable at maturity, except that Seller and AM TRU shall be obligated to make mandatory principal prepayments as provided in subsection (f) below, and the principal may be voluntarily prepaid, in whole or in part, at any time.
     (c) The Closing Note will be secured by a first priority security interest in all of the assets of Seller and AM TRU, including the Excluded Assets and Seller’s Deposit Account (as defined below), whether existing as of the Closing Date or arising thereafter, under the terms of a Security Agreement in the form of Exhibit 7.26(C) attached hereto, executed by Seller and AM TRU and delivered to the Buyer on the Closing Date.
     (d) On or before the Closing Date, Seller shall establish its primary depository account with Buyer (the “Seller’s Deposit Account”), and after the Closing Date Seller shall remit and shall direct the primary lenders on all Participation Loans to remit all future principal and interest payments to the Seller’s Deposit Account. The Seller’s Deposit Account shall remain open until the principal and interest of the Closing Note are paid in full.
     (e) For as long as any of the principal of or interest on the Closing Note remains unpaid, Seller shall report to Buyer in writing, not later than the fifth business day of each calendar month, the aggregate amount of interest payments and the aggregate amount of principal payments on the Participation Loans identified on Exhibit 7.26(E)that were received by Seller during the preceding calendar month. On the following Interest Payment Date, Buyer shall debit the Seller’s Deposit Account an amount equal to the lesser of (i) the accrued unpaid interest on the Closing Note, or (ii) the aggregate amount of interest payments on the Participation Loans received by Seller during the preceding calendar month, and shall apply the amount debited to the interest due on the Closing Note on the Interest Payment Date. If the amount debited is less than the interest due, Seller and AM TRU shall pay the deficiency within 5 Business Days.
     (f) Prior to the maturity date of the Closing Note, Seller and AM TRU shall make mandatory prepayments on the Closing Note as follows:
          (i) Within 5 Business Days of the closing of any sale by Seller or AM TRU of the Insurance Business or ATIS (or any other sales of assets outside the ordinary course of business), the Seller or AM TRU (as applicable) shall remit to Buyer, as a prepayment on the Closing Note, an amount equal to the gross sale price for such assets, less any amounts payable for the discharge of any debt secured by a lien or security interest in such assets (other than the Closing Note), and less reasonable closing expenses, commissions, and other adjustments in connection with such sale.

          (ii) On each Interest Payment Date, Buyer shall debit the Seller’s Deposit Account, as a prepayment on the Closing Note, an amount equal to the product of (A) the aggregate amount of principal payments on the Participation Loans received by Seller during the preceding calendar month, multiplied by (B) 50%.
          (iii) All prepayments will be applied to the outstanding obligations under the Closing Note in the following order: first to expenses of collection, next to interest which is due and payable, and only after satisfaction of all such expenses and interest, to principal.
ARTICLE VIII
EMPLOYEES
     Section 8.01 Employees.
     (a) Buyer shall offer substantially similar salaries, duties and benefits as are available to similarly situated employees of Buyer, to those employees of Seller who Buyer elects to hire and who satisfy Buyer’s customary employment requirements, including pre-employment interviews, investigations and employment conditions, uniformly applied by Buyer and Buyer’s employment needs. Buyer and Seller will establish a mutually acceptable process for the orderly interviewing of employees for employment by Buyer; Seller will give Buyer a reasonable opportunity to interview the employees.
     (b) Prior to the Closing Date, Seller shall be solely and entirely responsible for timely giving any notices to employees (including any such employees that Buyer may offer employment) under the Worker Adjustment and Retraining Notification Act (the “WARN Act”) to the extent that such notices are required to be made as a result of the Transactions. Buyer agrees to assume any and all liabilities of Seller after the Closing Date with respect to Seller’s obligations under the WARN Act, and other applicable federal and state laws, with respect to the employees hired by Buyer and shall provide certifications of creditable coverage under its group health plan(s) to employees hired by Buyer, to the extent and within the time frames required by the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”).
     (c) Seller shall give notices to Seller’s employees as are required for it to comply with the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”) or any applicable state law with respect to continuation of healthcare coverage. To the extent that Seller maintains a group health plan after Closing which allows it to provide health continuation coverage and taking all other actions required of it by COBRA, with respect to all individuals who are, immediately before the Closing Date, or who become, upon or after the Closing Date, qualified beneficiaries because of their status as current or former employees of Seller or their relationship to current or former employees of Seller (collectively, the “COBRA Employees”); then Seller shall be responsible for providing health continuation coverage and performing any related responsibilities to the COBRA Employees. If Seller does not have a group health plan permitting it to provide health continuation coverage to the COBRA Employees, then Buyer shall be responsible for providing such health continuation coverage and performing such related responsibilities as required by law. Further Seller shall provide such other continuation and/or conversion notices to the employees as are required under federal or state law relative to the benefits which they enjoyed prior to the Closing Date. To the extent Buyer shall become legally responsible for providing such health continuation coverage and taking all other actions required of it by COBRA, with respect to the COBRA Employees, Buyer shall be entitled to deduct from the Buyer Escrow Account all amounts Buyer is required to pay for health and similar claims made by the COBRA Employees in excess of $12,000 per year per COBRA Employee; provided, however that Buyer’s right to be reimbursed for such amounts shall not exceed $70,000 per year per employee and $100,000 in the aggregate for all such COBRA Employees. Any claims for which the Buyer is entitled to reimbursement pursuant to this Section shall be determined as soon as reasonable practicable after the end of the first anniversary of the Closing Date and at the end of the COBRA coverage period, and Buyer shall be reimbursed from the Buyer Escrow Account in accordance with the terms and conditions of the Indemnification Escrow Agreement. To the extent the amounts in the Buyer Escrow Account are insufficient to satisfy such claims, the Seller and AM TRU, jointly and severally, agree to pay such deficiency within 10 Business Days of when due pursuant to the Indemnification Escrow Agreement.
     (d) Before Closing, with Seller’s prior consent (which consent shall not be unreasonably withheld), Buyer may conduct such training and other programs as it may, in its reasonable discretion and at its sole expense, elect to provide for those employees who accept an offer of employment from Buyer; provided, however, that such training and other programs shall not materially interfere with or prevent the performance of the normal business operations of Seller.
     (e) This Section 8.01 shall not confer any rights or benefits on any person other than Buyer and Seller, or their respective successors and assigns, either as a third party beneficiary or otherwise.
     (f) Buyer agrees that those employees of Seller who become employees of Buyer on the Closing Date (“Former Seller Employees”), while they remain employees of Buyer after the Closing Date will be provided with benefits under employee benefit plans during their period of employment which are no less favorable in the aggregate than those provided by Buyer to similarly situated employees of Buyer except as otherwise provided herein. Unused vacation pay which has been accrued as of the Closing Date by any Former Seller Employees shall be paid to such employees by Seller on or before the Closing Date if required by Seller’s policies or applicable law. Except as hereinafter provided, at the Closing Date, Buyer will amend or cause to be amended each employee benefit and welfare plan of Buyer in which Former Seller Employees are eligible to participate, to the extent necessary and allowable under applicable law, so that as of the Closing Date:
     (i) such plans take into account for purposes of eligibility, participation, vesting, and benefit accrual (except that there shall not be any benefit accrual for past service under any qualified defined benefit pension plan), the service of such employees with Seller as if such service were with Buyer;
     (ii) Former Seller Employees are not subject to any waiting periods or pre-existing condition limitations under the medical, dental and health plans of Buyer in which they are eligible to participate and may commence participation in such plans on the Closing Date;
     (iii) for purposes of determining the entitlement of Former Seller Employees to sick leave and vacation pay following the Closing Date, the service of such employees with Seller shall be treated as if such service were with Buyer; and
     (iv) Former Seller Employees are first eligible to participate and will commence participation in the Horizon Bancorp Employees’ Thrift Plan and the Horizon Bancorp Employees’ Stock Ownership Plan on the first entry date coinciding with or following the Closing Date.
     (g) At the request of Buyer, between the date of this Agreement and the Closing, Seller shall pay “stay bonuses” to any employees of Seller identified by Buyer as necessary to ensure an orderly and successful transition of the business of Seller and the Seller Assets to Buyer. At the request of Buyer, at the Closing, Seller shall pay severance to any employees of Seller identified by Buyer and in such amounts as determined by Buyer. The Purchase Price shall be increased by any such amounts paid by Seller, or upon the mutual agreement of Buyer and Seller as to the structure of the stay bonuses, such stay bonuses shall be paid by Buyer to Seller (or directly to such employees) prior to Closing.
     (h) Effective as of the Closing Date, Buyer shall offer employment to David J. Dolak and Philip J. Grenchik, Sr. to assist in the transition of Seller’s banking business to Buyer and to perform such other duties as may be reasonably assigned to them by Buyer, at such compensation, and with such other terms and conditions, as shall be negotiated between the parties.
     Section 8.02 Employment Contracts and Employee Benefit Plans. Buyer is not assuming, nor shall it have responsibility for the continuation of, any liabilities under or in connection with:
     (a) any employment or consulting contract, collective bargaining agreement, supplemental employee retirement plan, plan or arrangement providing for insurance coverage or for deferred compensation, bonuses, stock options, or other forms of incentive compensation or post-retirement compensation or benefits, written or implied, which is entered into or maintained, as the case may be, by Seller; or
     (b) any Employee Benefit Plan as maintained, administered, or contributed to by Seller or AM TRU and covering any employees.
     Section 8.03 Employee Documents. Within 15 Business Days of the date of this Agreement, Seller shall provide Buyer with access to employees at the Branch Offices and the

Home Office and Buyer will be delivered copies of such employee’s personnel files including, but not limited to, copies of each written employment agreement and a written description of the terms of oral employment agreements for such employee, if any, but excluding any medical or health related information not disclosable without the consent of such employees.
ARTICLE IX
CONDITIONS TO CLOSING
     Section 9.01 Conditions to the Obligations of Seller and AM TRU. Unless waived in writing by Seller and AM TRU, the obligations of Seller and AM TRU to consummate the Transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing Date of the following conditions:
     (a) Performance. Each of the acts and undertakings and covenants of Buyer to be performed at or before the Closing pursuant to this Agreement shall have been duly performed in all material respects.
     (b) Representations and Warranties. The representations and warranties of Buyer contained in Article VI of this Agreement shall be true, correct and complete, in all material respects, on and as of the Closing Date with the same effect as though made on and as of the Closing Date.
     (c) Documents. Seller and AM TRU shall have received the following documents from Buyer:
     (1) An executed copy of the Assignment and Assumption Agreement substantially in the form of Exhibit 2.02(A) hereto.
     (2) Resolutions of Buyer’s Board of Directors, certified by its Secretary or Assistant Secretary, authorizing the execution and delivery of this Agreement and the consummation of the Transactions.
     (3) A certificate of the Secretary or Assistant Secretary of Buyer as to the incumbency and signatures of officers.
     (4) A certificate signed by a duly authorized officer of Buyer stating that the conditions set forth in Section 9.01(a) and Section 9.01(b) of this Agreement have been fulfilled.
     (5) An executed copy of the Retirement Account Transfer Agreement attached hereto as Exhibit 3.10.
     (6) The lease of office space for the use of the Insurance Business as contemplated by Section 7.21 hereof.
     (7) Such other instruments and documents as counsel for Seller and AM TRU may reasonably require as necessary or desirable for transferring to Buyer the obligation to pay the Deposit liabilities and otherwise perform Seller’s and AM TRU’s obligations that are being transferred to Buyer pursuant to this

Agreement, all in form and substance reasonably satisfactory to counsel for Seller and AM TRU.
     (d) Purchase Price. Seller and AM TRU shall have received the Purchase Price in immediately available funds, if Seller and AM TRU are entitled to a cash payment at the Closing.
     Section 9.02 Conditions to the Obligations of Buyer. Unless waived in writing by Buyer, the obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions:
     (a) Performance. Each of the acts and undertakings and covenants of Seller and AM TRU to be performed at or before the Closing pursuant to this Agreement shall have been duly performed in all material respects.
     (b) Representations and Warranties. The representations and warranties of Seller and AM TRU contained in Article V of this Agreement shall be true, correct and complete in all material respects on and as of the Closing Date (unless they speak to an earlier date) with the same effect as though made on and as of the Closing Date, except to the extent that inaccuracies in those representations and warranties do not relate to the Assets or the Liabilities (other than the Deposits) and would not otherwise have a Material Adverse Effect on Buyer.
     (c) No Material Adverse Effect. Between the date of this Agreement and the Closing, Seller and AM TRU, taken as a whole (but excluding the Insurance Business and Insurance Assets and the ATIS business and ATIS Assets) shall not have experienced a Material Adverse Effect.
     (d) Documents. Buyer shall have received the following documents from Seller and AM TRU:
     (1) Duly executed recordable Corporate Warranty Deeds conveying title to the Real Estate and Vendor’s Affidavits to be transferred hereunder in the form of Exhibits 3.01(A) and (B) hereto, and updated title reports with respect to the Real Estate.
     (2) An executed Assignment and Assumption Agreement in the form of Exhibit 2.02(A) hereto.
     (3) An executed Bill of Sale and Assignment in the form of Exhibit 3.02(A) hereto.
     (4) Resolutions of Seller’s and AM TRU’s Board of Directors, certified by their respective Secretary or Assistant Secretary, authorizing the execution and delivery of this Agreement and the consummation of the Transactions and resolutions of AM TRU’s shareholders approving this Agreement and the Transactions.

     (5) A certificate from the Secretary or Assistant Secretary of Seller and AM TRU as to the incumbency and signatures of officers.
     (6) A certificate signed by a duly authorized officer of Seller and AM TRU stating that the conditions set forth in Section 9.02(a), Section 9.02(b) and Section 9.02(c) of this Agreement have been satisfied.
     (7) A final customer list as set forth in Section 12.06(a) of this Agreement.
     (8) An affidavit of non-foreign status as required by Section 1445 of the Internal Revenue Code of 1986, as amended.
     (9) The holds and stop payment information described in Section 12.01 of this Agreement.
     (10) An executed copy of the Retirement Account Transfer Agreement attached hereto as Exhibit 3.10.
     (11) All third party consents required for the Seller and AM TRU to consummate the Transactions.
     (12) The Records.
     (13) Seller shall sell, endorse, assign and deliver to Buyer with respect to each Loan and each Account Loan the following documents to the extent they are applicable to a Loan and to the extent they are in Seller’s possession, all subject to the reasonable approval of Buyer as to proper from and execution:
     (i) Original executed promissory note endorsed without recourse by Seller;
     (ii) Deed of trust or other security document, which in the case of a Construction Loan shall be a construction deed of trust, accompanied by those documents and instruments necessary to record and perfect ownership thereof in Buyer, including assignments of rents, if any;
     (iii) One or more original written appraisal reports, prepared in conformity with applicable regulation and signed, prior to the approval of the Loan Debtor’s application, by a person or persons duly appointed and qualified as appraiser or appraisers by the Seller’s board of directors and who has no interest, direct or indirect, in the security property or any loan on the security thereof and who does not receive compensation which is affected by the approval or declination of the Loan (or an internal staff appraiser if permitted under Seller’s loan origination policies and procedures). Such appraisal shall disclose the market value of the security offered by the Loan Debtor and contain sufficient information and data concerning the appraised security property to substantiate its market value;

     (iv) Lender’s title insurance policy, and proper assignment thereof;
     (v) Survey of premises identifying the security property by address and legal description, this being required only if the title policy contains an exception as to boundary and building line restrictions or as to anything else that may be determined by a survey of the premises;
     (vi) Originals of hazard insurance policies meeting the specifications as contained in this Agreement and any flood plain certifications;
     (vii) Statement showing unpaid principal balance on each Loan, amount of periodic installments and date to which interest is paid;
     (viii) Certified copy of the Seller’s resolution authorizing sale of the Loans;
     (ix) Appropriate evidence indicating that the Loan Debtor has received the disclosure materials as required by applicable law and regulations;
     (x) Original paid-up title insurance policy issued by a Seller and servicer-approved title company in an amount at least equal to the outstanding principal balance of the Loan;
     (xi) Originally executed guarantee, if applicable;
     (xii) Any UCC-1 financing statements, bearing appropriate file stamps;
     (xiii) Any lien search reports and other documents establishing the ownership of personal property collateral in borrower or, if applicable, third party pledgor, free and clear of liens and encumbrances;
     (xiv) With respect to each Construction Loan:
     a) A construction loan agreement duly executed by all parties thereto;
     b) Assignment of building permits;
     c) Assignments of contracts with architects and contractors; and
     d) Completion guaranties.
     (xv) With respect to any Auto Receivable, all counterparts of any installment sale contracts, together with evidence of title with respect to the security therefor;

     (xvi) Any guaranty;
     (xvii) Any amendments, modifications or supplements to the foregoing; and
     (xviii) The Loan files.
     (14) The Limited Power of Attorney attached hereto as Exhibit 9.02(D)(14).
     (15) Such other documents or instruments as counsel for Buyer may reasonably require as necessary or desirable for transferring, assigning and conveying to Buyer the Contracts and the Deposits and good, marketable, and (with respect to the Real Estate) insurable title to the Assets to be transferred to Buyer pursuant to this Agreement, all in form and substance reasonably satisfactory to counsel for Buyer.
     (e) Physical Delivery. Seller and AM TRU shall also deliver to Buyer the Assets purchased hereunder which are capable of physical delivery.
     (f) Purchase Price. Buyer shall have received any cash payment to which it is entitled at the Closing under Section 2.01(b) of this Agreement.
     (g) Conversion. Buyer and Seller shall have completed all steps required to permit the conversion of Seller’s Loans and Deposits to Buyer’s data processing system.
     (h) Deposits. The 30-day average balances of the (i) Core Deposits shall be no less than $65 million, and (ii) Deposits shall be no less than $90 million; as of the Closing Date.
     (i) Loans. The Loans shall have a total aggregate balance of at least $57 million as of the Closing Date.
     (j) Allowance for Loan Losses. The Allowance with respect to the Loans, as computed under GAAP as of the end of the month preceding the Closing Date, shall not exceed 2.5% of the Loans, and the percentage of non-performing Loans (i.e., non-accrual Loans or Loans with any payments more than 90 days past due) shall not exceed 2.25% of the Loans.
     (k) AM TRU Real Estate Loan. AM TRU shall have paid in full the AM TRU Real Estate Loan and secured a release of the underlying mortgage and any other liens to which the AM TRU Real Estate is subject at the time of such payment.
     (l) Real Estate Leases. The Real Estate Leases shall have been terminated as of the Closing Date.
     (m) Trust Preferred Securities. On or before the Closing Date, AM TRU shall obtain all required consents and approvals of the Transactions required by the Indenture dated December 17, 2003 between AM TRU and U.S. Bank National Association, as

Trustee, relating to the Fixed Rate/Floating Rate Junior Subordinated Debentures due 2033.
     (n) Termination of Data Processing Contract. Seller’s data processing contract with Metavante, Inc. shall have been terminated effective as of the day after the Closing Date with no liability or obligation of Buyer, or if the Buyer reasonably concludes that the data processing conversion cannot be completed to its satisfaction by the Closing Date, such data processing contract and any related contracts Buyer believes are necessary or convenient to the continued operations (some of which are identified on Exhibit 9.02(N)) shall be assigned to, and assumed by, Buyer, and the consent of such other parties to such assignments (if required) shall then be a condition to Closing. In either event, Seller shall pay any termination fees payable under the Metavante contract.
     (o) Closing Note. If Seller and AM TRU are not entitled to receive a cash payment at the Closing, Seller and AM TRU shall have delivered the Closing Note to Buyer.
     (p) Legal Opinion. Buyer shall have received a legal opinion from Seller’s counsel in substantially the same form as the legal opinion attached hereto as Exhibit 9.02(P).
     (q) Consents Regarding Participation Loans. Where required, Seller shall have received, and delivered to Buyer a true and correct copy of, the consent or approval of the primary lender of each Participation Loan in connection with the remittance by such lender after the Closing Date of all future principal and interest payments due to Seller under the Participation Loans to the Seller’s Deposit Account pursuant to Section 7.26(d) of this Agreement.
     (r) Grenchik Salary Continuation Agreement. The Salary Continuation Agreement with Philip J. Grenchik, Sr. shall have been terminated or shall have been amended such that it does not become an obligation of Buyer; to the reasonable satisfaction of Buyer.
     (s) Termination of Purchase Option. The lessee’s option to purchase the real estate subject to the Sublease between Seller and John and Sharon Murzyn dated January 1, 2004 shall have been exercised by such lessee or such Sublease (and the related Agreement to Purchase with Leaseback Provisions dated December 3, 2003) shall have been amended to eliminate such option.
     Section 9.03 Condition to the Obligations of Seller, AM TRU and Buyer.
     (a) Regulatory Approvals. All required licenses, approvals, and consents of any relevant federal, state, or other regulatory agency shall have been obtained without any non-standard conditions or other non-standard requirements reasonably deemed unduly burdensome by either Seller or Buyer.
     (b) Absence of Proceedings and Litigation. No order shall have been entered and remain in force at the Closing Date restraining or prohibiting any of the Transactions in any legal, administrative or other proceeding, no action or proceeding shall have been instituted or threatened on or before the Closing Date seeking to restrain or prohibit the

Transactions contemplated by this Agreement or which would have a Material Adverse Effect on AM TRU or Seller.
     (c) Shareholder Approval. This Agreement and the Transactions shall have been approved by the affirmative vote of holders of the requisite number of outstanding shares of AM TRU common stock entitled to vote thereon in accordance with applicable law, AM TRU’s articles of incorporation and by-laws.
ARTICLE X
INDEMNIFICATION
     Section 10.01 Indemnification by Seller and AM TRU.
     (a) From and after the Closing Date, Seller and AM TRU shall jointly and severally indemnify, hold harmless, and (at the option of Buyer) defend Buyer from and against any and all actual liabilities, claims, losses, penalties, fines, forfeitures, legal fees and related costs and judgments (“Losses”), arising out of (1) any failure of Seller to observe or perform any of its covenants or obligations under this Agreement, (2) the inaccuracy of any representation or warranty set forth in Article V hereof (subject to Section 13.15 hereof as to the survival of such representations and warranties), or (3) any claim by a third party that Buyer is responsible for any Excluded Liabilities.
     (b) The obligations of Seller and AM TRU under Section 10.01(a) shall be contingent upon Buyer giving Seller or AM TRU written notice (i) of receipt by Buyer of any process and/or pleading in or relating to any actions, suits, or proceedings of the kinds described in Section 10.01(a), including copies thereof, and (ii) of the assertion of any claim or demand of the kind described in Section 10.01(a), including, to the extent known to Buyer, the identity of the person(s) or entity(ies) asserting such claim or making such demand and the nature thereof, and including copies of any correspondence or other writings relating thereto. The failure to give such notice within a reasonable time shall not void Buyer’s right to indemnification from Seller and AM TRU unless the delay shall have materially prejudiced Seller’s or AM TRU’s right to defend. At its option, Buyer may elect to cause Seller and/or AM TRU, at their expense, to take over Buyer’s defense in such actions, suits, or proceedings through counsel selected by Seller and/or AM TRU to compromise and/or settle the same (on a basis acceptable to Buyer) and to prosecute any available appeals or reviews of any adverse judgment or ruling that may be entered therein, and in that event, Buyer agrees to cooperate with Seller and AM TRU in the defense and/or prosecution of claims regarding these matters. If Buyer does not elect to have Seller and/or AM TRU assume the defense of any such matter, Buyer shall be entitled to defend, compromise and/or settle the same (in its sole discretion), and Seller and AM TRU shall be obligated to indemnify Buyer for all Losses incurred in connection therewith.

     Section 10.02 Indemnification by Buyer.
     (a) From and after the Closing Date, Buyer shall indemnify, hold harmless, and defend Seller and AM TRU from and against all Losses arising out of (1) any failure of Buyer to observe or perform any of its covenants or obligations under this Agreement or (2) any claims by a third party that Seller or AM TRU is responsible for any of the Liabilities.
     (b) The obligations of Buyer under Section 10.02(a) shall be contingent upon Seller or AM TRU giving Buyer written notice (i) of receipt by Seller or AM TRU of any process and/or pleading in or relating to any actions, suits, or proceedings of the kinds described in Section 10.02(a), including copies thereof, and (ii) of the assertion of any claim or demand of the kind described in Section 10.02(a), including to the extent known to Seller or AM TRU the identity of the person(s) or entity(ies) asserting such claim or making such demand and the nature thereof, and including copies of any correspondence or other writings relating thereto. The failure to give such notice within a reasonable time shall not void Seller’s or AM TRU’s right to indemnification from Buyer unless the delay shall have materially prejudiced Buyer’s right to defend. Buyer shall have the right at its expense to take over Seller’s or AM TRU’s defense in such actions, suits, or proceedings through counsel selected by Buyer, to compromise and/or settle the same (on a basis reasonably acceptable to Seller or AM TRU) and to prosecute any available appeals or reviews of any adverse judgment or ruling that may be entered therein, and Seller and AM TRU agree to cooperate with Buyer in the defense and/or prosecution of claims regarding these matters.
     Section 10.03 Limitation on Losses; Deductible. Notwithstanding any other provisions of this Agreement, except in the case of actual fraud by Buyer, Seller or AM TRU:
     (a) any claim for indemnification hereunder, other than a claim arising out of a breach of a covenant to be performed after the Closing, must be asserted, if at all, during the period commencing on the Closing Date and ending eighteen (18) months following the Closing Date (except that this limitation on the claims period shall not apply to the representations and warranties set forth in Section 5.19 and Section 5.31);
     (b) no party shall make any claim for indemnification of Losses that are less than $25,000 (the “Threshold Amount”); provided, that if the aggregate of all claims for Losses by a party equals or exceeds the Threshold Amount, then such party shall be entitled to recover for Losses only to the extent such Losses exceed the Threshold Amount; and
     (c) the aggregate maximum amount of all Losses that may be claimed for indemnification by a party with respect to the failure of the other party’s representations or warranties contained in this Agreement to be true and correct shall not exceed $2,000,000 (except that this limitation on damages shall not apply to the representations or warranties set forth in Section 5.01, Section 5.02(ii), the first sentence of Section 5.06, Section 5.16, Section 5.19 and Section 5.31);

provided, however, that the foregoing limitations shall not apply to Buyer’s obligations with respect to the Assumed Liabilities or to Seller’s and AM TRU’s obligations with respect to the Excluded Liabilities.
ARTICLE XI
TERMINATION
     Section 11.01 Termination. This Agreement shall terminate and be of no further force or effect as between the parties, except as to liability for breach of any duty or obligation arising prior to the date of termination, upon the occurrence of any of the following conditions:
     (a) The expiration of 10 Business Days after any Governmental Authority shall have denied or refused to grant the approvals or consents required to be obtained pursuant to this Agreement, unless within said 10 Business Day period Buyer and Seller agree to submit or resubmit an application to, or appeal the decision of, the regulatory authority which denied or refused to grant approval thereof;
     (b) The expiration of 20 Business Days from the date that either party has given notice to the other party of such other party’s material breach or misrepresentation of any obligation, warranty, representation, or covenant in this Agreement; provided, however, that no such termination shall take effect if within said 20 Business Day period the party so notified shall have fully and completely corrected the grounds for termination as specified in such notice; provided further, however, that no such termination shall take effect if within 30 Business Days of the failure by the notified party to make such correction within said 30 day period, the notifying party delivers to the notified party a written election not to terminate this Agreement notwithstanding such breach or misrepresentation, and any such election to proceed shall not waive such party’s right to seek damages or other equitable relief;
     (c) The failure to consummate the transactions provided for in this Agreement by June 30, 2010, unless the date is extended by the mutual written agreement of the parties;
     (d) The mutual written consent of the parties to terminate;
     (e) By Seller, if any of the conditions set forth in Section 9.01 or Section 9.03 hereof have not been satisfied by June 30, 2010 (or such earlier time as it becomes apparent that such condition will not be met), unless the relevant condition shall have failed to occur as a result of any material act or omission by Seller;
     (f) By Buyer, if any of the conditions set forth in Section 9.02 or Section 9.03 hereof have not been satisfied by June 30, 2010 (or such earlier time as it becomes apparent that such condition will not be met), unless the relevant condition shall have failed to occur as a result of any material act or omission by Buyer;
     (g) By Buyer if (1) the Board of Directors of AM TRU shall not have recommended adoption and approval of this Agreement to its shareholders, or (2) at any time prior to the receipt of the approval of AM TRU’s shareholders, AM TRU’s Board of Directors shall have withdrawn such recommendation or modified or changed such recommendation in a manner adverse to the interests of Buyer (whether in accordance with Section 7.06 or otherwise); or
     (h) By AM TRU if, without breaching Section 7.06, AM TRU shall contemporaneously enter into a definitive agreement with a third party providing for an Acquisition Proposal on terms determined in good faith by the AM TRU Board, after consulting with and considering the advice of AM TRU’s outside counsel and financial advisors, to constitute a Superior Proposal; provided, that the right to terminate this Agreement under this Section 11.01(h) shall not be available to AM TRU unless it delivers to Buyer (1) written notice of AM TRU’s intention to terminate at least 10 Business Days prior to termination and (2) simultaneously with such termination, the Fee referred to in Section 11.03. For purposes of this Section 11.01(h), “Superior Proposal” means an Acquisition Proposal made by a third party after the date hereof which, in the good faith judgment of the Board of Directors of AM TRU receiving the Acquisition Proposal, taking into account the various legal, financial and regulatory aspects of the proposal and the person making such proposal, (A) if accepted, is significantly more likely than not to be consummated, and (B) if consummated, is reasonably likely to result in a materially more favorable transaction than the transactions contemplated by this Agreement for AM TRU and its shareholders and other relevant constituencies.
     Section 11.02 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the transactions contemplated by this Agreement pursuant to this Article XI, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (a) as set forth in Section 7.14 and Section 11.03 and (b) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination.
     Section 11.03 Liquidated Damages. If (1) AM TRU terminates this Agreement pursuant to Section 11.01(h) or (2) Buyer terminates this Agreement pursuant to Section 11.01(g); then, within 5 Business Days of such termination, Seller and/or AM TRU shall pay Buyer by wire transfer in immediately available funds, as agreed upon liquidated damages and not as a penalty and as the sole and exclusive remedy of Buyer, $250,000 (the “Fee”).
ARTICLE XII
OTHER AGREEMENTS
     Section 12.01 Holds and Stop Payment Orders. Holds and stop payment orders that have been placed by Seller on particular accounts or on individual checks, drafts or other instruments before the Closing Date will be continued by Buyer under the same terms after the Closing Date. Seller will deliver to Buyer at the Closing a complete schedule of such holds and stop payment orders and documentation relating to the placing thereof
     Section 12.02 ACH Items and Recurring Debits. Seller will transfer all ACH arrangements to Buyer as soon as possible after the Closing Date. At least 15 Business Days prior to the Closing Date, Seller will deliver to Buyer (i) a listing of account numbers for all accounts being assumed by Buyer subject to ACH Items and Recurring Debit arrangements, and (ii) all other records and information necessary for Buyer to administer such arrangements. Buyer shall continue such ACH arrangements and such Recurring Debit arrangements as are originated and administered by third parties and for which Buyer need act only as processor;

Buyer shall also continue Recurring Debit arrangements that were originated or administered by Seller.
     Section 12.03 Withholding. Seller shall deliver to Buyer (i) within 3 Business Days after the Closing Date a list of all “B” (TINs do not match) and “C” (under reporting/IRS imposed withholding) notices from the IRS imposing withholding restrictions, and (ii) for a period of 120 days after the Closing Date, all notices received by Seller from the IRS releasing withholding restrictions on Deposit accounts transferred to Buyer pursuant to this Agreement. Any amounts required by any governmental agency to be withheld from any of the Deposits (the “Withholding Obligations”) will be handled in the following manner:
     (a) Any Withholding Obligations required to be remitted to the appropriate governmental agency prior to the Closing Date will be withheld and remitted by Seller, and any other sums withheld by Seller pursuant to Withholding Obligations prior to the Closing Date shall also be remitted by Seller to the appropriate governmental agency on or prior to the time they are due.
     (b) Any Withholding Obligations required to be remitted to the appropriate governmental agency on or after the Closing Date with respect to Withholding Obligations after the Closing Date and not withheld by Seller as set forth in Section 12.03(a) above will be remitted by Buyer.
     (c) Any penalties described on “B” notices from the IRS or any similar penalties that relate to Deposit accounts opened by Seller prior to the Closing Date will be paid by Seller promptly upon receipt of the notice providing such penalty assessment resulted from Seller’s acts, policies or omissions.
     Section 12.04 Retirement Accounts. Seller will provide Buyer with the proper trust documents and all related information for any Retirement Accounts assumed by Buyer under Section 2.02 of this Agreement. Buyer shall be responsible for all federal and state income tax reporting of Retirement Accounts for 2010. Seller agrees to cooperate with Buyer to permit Buyer to retain Seller’s current reporting service provider (and assume any such contract) (if Buyer elects to do so) and to assist Buyer in the preparation of any such reports or background materials needed for the preparation of any such reports.
     Section 12.05 Interest Reporting. Buyer shall report for 2010 all interest credited to, interest withheld from, and early withdrawal penalties charged to the Deposits which are assumed by Buyer under this Agreement. Seller agrees to cooperate with Buyer to permit Buyer to retain Seller’s current reporting service provider (and assume any such contract) (if Buyer elects to do so) and to assist Buyer in the preparation of any such reports or background materials needed for the preparation of any such reports. Said reports shall be made to the holders of these accounts and to the applicable federal and state regulatory agencies.
     Section 12.06 Notices to Depositors. Seller shall provide Buyer an intermediate customer list of the Deposit accounts to be assumed by Buyer pursuant to this Agreement, together with a tape thereof, as of month-end prior to the scheduled Seller mailing referred to in Section 12.06(a) below. Seller shall provide Buyer a final customer list of the Deposits transferred as of the Closing Date pursuant to this Agreement with the data processing tapes.

     (a) After receipt of all regulatory approvals and approval of AM TRU’s shareholders and, with the concurrence of the DFI and the OCC, at least 5 Business Days before the Closing Date but only after the waiver or satisfaction of all conditions to Closing (other than deliveries), Seller shall mail notification to the holders of the Deposits to be assumed that, subject to closing requirements, Buyer will be assuming the liability for the Deposits; provided however, such notice shall be given to the holders of IRAs at least 30 days prior to the Closing Date. The notification(s) will be based on the list referred to in the first paragraph of Section 12.06 above and a listing maintained at the Home and Branch Offices of the new accounts opened since the date of said list. Seller shall provide Buyer with the documentation of said listing up to the date of Seller’s mailing. Buyer shall send notification(s) to the same holders either together with Seller’s mailing, (in which case Buyer and Seller shall equally share the costs of such mailing and Buyer shall not delay the timing of such mailing), or within 3 days after Seller’s notification setting out the details of its administration of the assumed accounts. Each party shall obtain the approval of the other on its notification letter(s). Except as otherwise provided herein, each party will be responsible for the cost of its own mailing.
     (b) At least 5 Business Days before the Closing Date, Seller will prominently and continuously display a sign in the Home and Branch Office stating that they will be closed at 3:00 p.m. on the Closing Date.
     (c) After the effective date of any mailing regarding account services by Buyer, Buyer will provide copies of such materials to Seller for distribution at the Home and Branch Offices at the time new services are acquired.
     Section 12.07 Card Processing and Overdraft Coverage.
     (a) Seller will provide Buyer with a list of ATM card holders and a magnetic tape no later than 30 days prior to the Closing Date; provided, however, Buyer shall not use such list to contact the card holders prior to 5 Business Days before the Closing Date.
     (b) All customers at the Home and Branch Offices with overdraft coverage shall be provided similar overdraft coverage, if available, by Buyer after the Closing.
     Section 12.08 Taxpayer Information. Seller shall deliver to Buyer within 3 Business Days after the Closing Date: (i) TINs (or record of appropriate exemption) for all holders of Deposit accounts acquired by Buyer pursuant to this Agreement; and (ii) all other information in Seller’s possession or reasonably available to Seller required by applicable law to be provided to the IRS with respect to the Assets and Deposit accounts transferred pursuant to this Agreement and the holders thereof, except for such information which Seller will report on pursuant to Section 12.03 and Section 12.05 of this Agreement (collectively, the “Taxpayer Information”). Seller hereby certifies that such information, when delivered, shall accurately reflect the information provided by Seller’s customers.
ARTICLE XIII
GENERAL PROVISIONS
     Section 13.01 Attorneys’ Fees. Except as provided below, each party shall bear the cost of its own attorneys’ fees incurred in connection with the preparation of this Agreement and consummation of the Transactions. Notwithstanding the foregoing, in any action between the parties seeking enforcement of any of the terms and provisions of this Agreement or in connection with any of the property described herein, the prevailing party in such action shall be awarded, in addition to damages, injunctive or other relief, its reasonable costs and expenses, not limited to taxable costs, and reasonable attorneys’ fees and expenses as determined by the court.
     Section 13.02 No Third Party Beneficiaries. This Agreement is not intended nor should it be construed to create any express or implied rights in any third parties.
     Section 13.03 Notices. All notices, requests, demands, and other communication given or required to be given under this Agreement shall be in writing, duly addressed to the parties as follows or at such other address, telephone or facsimile number as either party may later specify by such written notice:

To AM TRU or Seller:	AM TRU Inc. or American Trust & Savings Bank of Whiting, Indiana
1321 119th Street
Whiting, IN 46394
Telephone: (219) 659-0850
Facsimile: (219) 473-5524

With a copy to:	David C. Worrell
Baker & Daniels LLP
600 East 96th Street, Suite 600
Indianapolis, IN 46240
Telephone: (317) 569-4882
Facsimile: (317) 569-4800

To Buyer:	Craig M. Dwight, CEO
Horizon Bank, National Association
515 Franklin Square
Michigan City, IN 46360
Telephone: (219) 879-0211
Facsimile: (219) 873-2628

With copy to:	Curt W. Hidde, Esq.
Barnes & Thornburg LLP
11 South Meridian Street
Indianapolis, IN 46204-3535
Telephone: (317) 231-7707
Facsimile: (317) 231-7433
     Any such notice sent by registered or certified mail, return receipt requested, shall be deemed to have been duly given and received 48 hours after the same is so addressed and mailed with postage prepaid. Notice sent by any other manner shall be effective only upon actual receipt thereof.

     Section 13.04 Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party, and any attempted assignment in violation of this section is void.
     Section 13.05 Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective heirs, successors or representatives.
     Section 13.06 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Indiana.
     Section 13.07 Entire Agreement. This Agreement, together with the Schedules and Exhibits hereto, contains all of the agreements of the parties to it with respect to the matters contained herein and no prior or contemporaneous agreement or understanding, oral or written, pertaining to any such matters shall be effective for any purpose. No provision of this Agreement may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest and expressly stating that it is an amendment of this Agreement.
     Section 13.08 Headings. The headings of this Agreement are for purposes of reference only and shall not limit or define the meaning of the provisions of this Agreement.
     Section 13.09 Severability. If any paragraph, section, sentence, clause, or phrase contained in this Agreement shall become illegal, null or void, or against public policy, for any reason, or shall be held by any court of competent jurisdiction to be illegal, null or void, or against public policy, the remaining paragraphs, sections, sentences, clauses, or phrases contained in this Agreement shall not be affected thereby.
     Section 13.10 Waiver. The waiver of any breach of any provision under this Agreement by any party hereto shall not be deemed to be a waiver of any preceding or subsequent breach under this Agreement.
     Section 13.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which shall constitute one and the same instrument.
     Section 13.12 Force Majeure. No party shall be deemed to have breached this Agreement solely by reason of delay or failure in performance resulting from a natural disaster or other act of God. The parties agree to cooperate in an attempt to overcome such a natural disaster or other act of God and consummate the transactions contemplated by this Agreement, but if either party reasonably believes that its interests would be materially and adversely affected by proceeding, such party shall be excused from any further performance of its obligations and undertakings under this Agreement.
     Section 13.13 Schedules. All information set forth in the Exhibits and Schedules hereto shall be deemed a representation and warranty of Seller as to the accuracy and completeness of such information in all material respects.
     Section 13.14 Knowledge. Whenever any statement in this Agreement or in any list, certificate or other document delivered to any party pursuant to this Agreement is made “to the knowledge” or “to the best knowledge” of any party, such knowledge shall mean facts and other information that an officer of such party knows or reasonably should know.
     Section 13.15 Survival. All of the representations and warranties and the covenants and obligations of the parties set forth herein that are to be performed after the Closing Date (including the indemnification provisions of Article X), shall survive the Closing Date subject to the limitations set forth in Section 10.03(a) hereof.
     Section 13.16 Transfer Charges and Assessments. All transfer, assignment, sales, conveyancing and recording charges, assessments and taxes applicable to the sale and transfer of the Assets shall be paid and borne by the Buyer.
     Section 13.17 Breaches of Agreements with Third Parties. If the assignment of any material claim, contract, license, lease, or commitment (or any material claim or right or any benefit arising thereunder) without the consent of a third party would constitute a breach thereof or materially affect the rights of Buyer or Seller thereunder, then such assignment is hereby made subject to such consent or approval being obtained.
     Section 13.18 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any covenants in this Agreement were not performed in accordance with their specific terms or otherwise were materially breached. It is accordingly agreed that, without the necessity of proving actual damages or posting bond or other security, the parties shall be entitled to temporary and/or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of the terms and provisions in addition to any other remedy to which they may be entitled, at law or in equity.

     The parties hereto have duly authorized and executed this Agreement as of the date first above written.

Horizon Bank, National Association
By:	/s/ Craig Dwight
Name:	Craig Dwight
Title:	Chief Executive Officer

American Trust & Savings Bank of Whiting, Indiana
By:	/s/ Philip J. Grenchik, Sr.
Name:	Philip J. Grenchik, Sr.
Title:	President and Chief Executive Officer

AM TRU Inc.
By:	/s/ David A. Smolen
Name:	David A. Smolen
Title:	Chairman